Exhibit 10.1

SHARE PURCHASE AGREEMENT
by and among
MARATHON OIL DUTCH HOLDINGS B.V. as Seller, and
10084751 CANADA LIMITED as a Buyer,
and
CANADIAN NATURAL RESOURCES LIMITED as a Buyer, in respect of MARATHON OIL CANADA CORPORATION
Dated as of March 8, 2017

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TABLE OF CONTENTS
Article 1 DEFINITIONS AND INTERPRETATION1
1.1Defined Terms.    1
1.2References and Rules of Construction.    20
1.3Foreign Exchange.    20
1.4Joint Exercise.    21
Article 2 PURCHASE AND SALE21
2.1Purchase and Sale of Company Shares.    21
2.2Purchase Price, Performance Deposit, Initial Payment, Payment of Interim Period Operation Amount and Final Payment.    21
2.3Credit Support.    23
2.4Adjustments to Purchase Price.    23
2.5Adjustment Methodology.    24
2.6Preliminary Settlement Statement.    25
2.7Final Settlement Statement and Final Initial Payment Amount.    25
2.8Determinations.    26
2.9Buyer Adjustment Notice.    26
Article 3 CLOSING28
3.1Date of Closing.    28
3.2Place of Closing.    29
3.3Buyers Deliverables.    29
3.4Seller Deliverables.    29
Article 4 REPRESENTATIONS AND WARRANTIES OF SHELL31
4.1Organization, Existence and Qualification.    31
4.2Authority, Approval and Enforceability.    31
4.3No Conflicts.    31
4.4Consents.    31
4.5Bankruptcy.    32
4.6Litigation.    32
4.7Brokers’ Fees.    32
4.8Financial Ability.    32
4.9Independent Evaluation.    32
4.10Accredited Investor.    33
4.11Anti-Bribery.    33
4.12Payments.    33
Article 5 REPRESENTATIONS AND WARRANTIES OF CNRL33
5.1Organization, Existence and Qualification.    33
5.2Authority, Approval and Enforceability.    33
5.3No Conflicts.    34

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5.4Consents.    34
5.5Bankruptcy.    34
5.6Litigation.    34
5.7Brokers’ Fees.    34
5.8Financial Ability.    35
5.9Independent Evaluation.    35
5.10Accredited Investor.    35
5.11Anti-Bribery.    35
5.12Payments.    35
5.13Investment Canada Act.    36
Article 6 REPRESENTATIONS AND WARRANTIES OF SELLER36
6.1Organization, Existence and Qualification.    36
6.2Authority, Approval and Enforceability.    36
6.3No Conflicts.    36
6.4Consents.    37
6.5Bankruptcy.    37
6.6Litigation.    37
6.7Title to Company Shares.    38
6.8Preferential Purchase Rights.    38
6.9Brokers’ Fees.    38
6.10Anti-Bribery.    38
6.11Capital Structure.    38
6.12No Investment Obligation.    39
6.13No Company Subsidiaries or Other Assets.    39
6.14Financial Statements.    39
6.15Accounting Practices.    40
6.16No Undisclosed Material Liabilities.    40
6.17Off-Balance Sheet Arrangements.    40
6.18Absence of Certain Changes.    40
6.19Intellectual Property.    40
6.20Tangibles.    41
6.21Title and Encumbrances.    41
6.22Permits.    41
6.23Wells.    41
6.24No Restrictions on Business.    41
6.25Operational Matters.    42
6.26Take or Pay Obligations.    42
6.27Operation of Assets.    42
6.28No Expropriation.    42
6.29Insurance.    42
6.30First Nations, Métis and Native Issues.    43
6.31Outstanding AFEs.    43
6.32Taxes.    43
6.33Material Contracts.    45

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6.34Non-Arm’s Length Transactions.    47
6.35Affiliate Rights.    48
6.36Employment Matters.    48
6.37Employee Plans.    49
6.38Environmental Matters.    49
6.39Compliance with Laws.    50
6.40Books and Records.    50
6.41Anti-Trust Compliance.    50
6.42Northern Gateway.    51
6.43Reclamation Trust Fund.    51
Article 7 ADDITIONAL REPRESENTATIONS TO CNRL52
7.1Tangibles.    52
7.2Operational Matters.    52
7.3Operation of Assets.    52
7.4First Nations, Métis and Native Issues.    52
7.5Outstanding AFEs.    52
7.6Material Contracts.    53
7.7Environmental Matters.    53
7.8Compliance with Laws.    54
Article 8 PRE-CLOSING COVENANTS    54
8.1Conduct of Business.    54
8.2Access and Assistance.    56

3	Pre-Closing Transactions. 57
8.4Applicable Regulatory Approvals.    57
8.5Amendment to the Disclosure Schedule.    60
8.6Section 116 Clearance Certificate.    61
8.7Release of Seller Group Guaranties and Letters of Credit.    63
8.8Privacy.    63
8.9Pre-Closing Period Insurance Matters.    64
8.10Information Technology Transition.    65
8.11Employee Matters.    66
8.12Pre-Emptive Rights.    66
Article 9 CONDITIONS PRECEDENT TO CLOSING67
9.1Buyers’ Conditions Precedent.    67
9.2Seller’s Conditions Precedent.    68
9.3Efforts to Fulfill Conditions to Closing and Other Matters.    68
Article 10 TERMINATION, DEFAULT AND REMEDIES68
10.1Right of Termination.    68
10.2Effect of Termination.    69
10.3Distribution of Performance Deposit and Break Fee upon Termination.    69

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10.4Return of Documentation and Confidentiality.    70
Article 11 POST-CLOSING COVENANTS71
11.1Seller Indemnity.    71
11.2Buyers Indemnity.    71
11.3Limitation on Liability.    72
11.4Express Negligence.    73
11.5Exclusive Remedy.    73
11.6Indemnification Procedures.    74
11.7Survival.    76
11.8Insurance.    77
11.9Non-Compensatory Damages; Specific Performance.    77
11.10Disclaimers.    78
11.11Tax Matters.    80
11.12Buyer’s Insurance.    84

3	Company Records. 85
11.14Confidentiality for Information Provided and Clawback.    86
11.15Payments of Refunds Relating to AOSP Project.    86
11.16Release of Seller Group Guaranties and Letters of Credit.    86
11.17Breach of Representations and Warranties.    87
11.18Bankruptcy or Insolvency.    87
11.19Removal of Name.    87
11.20Further Cooperation.    87
11.21Company Subsidiaries.    88
11.22Disclosed Personal Information.    88
11.23Albian Plan.    88
11.24Release of Financing Sources.    88
11.25Collection Covenant.    88
Article 12 MISCELLANEOUS89
12.1Exhibits and Schedules.    89
12.2Expenses.    89
12.3Assignment.    89
12.4Preparation of Agreement.    89
12.5Publicity.    89
12.6Significant Acquisition.    90
12.7Notices.    92
12.8Entire Agreement; Conflicts.    93
12.9Parties in Interest.    94

.10	Amendment. 94
12.11Waiver; Rights Cumulative.    94
12.12Governing Law; Dispute Resolution.    95
12.13Severability.    96
12.14Conspicuous.    96

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12.15Time of Essence.    97
12.16Payments.    97
12.17Late Payments.    97
12.18Several Liability.    97
12.19Counterparts.    97

Exhibit A – Leases for Company Operated Assets and Third Party Operated Assets
Exhibit B – Form of Shell Guarantee
Exhibit C – Form of Seller Guarantee
Exhibit D – Form of CNRL Letter of Credit
Exhibit E – Excluded Assets
Exhibit F – Seller Group Guaranties and Letters of Credit
Exhibit G - Form of Buyer’s Closing Certificate
Exhibit H – Form of Resignation and Mutual Release
Exhibit I – Form of Seller’s Closing Certificate
Exhibit J – Form of Assignment of Excluded Assets
Exhibit K – Albian Plan Unfunded Liability Calculation
Exhibit L – Product Inventory

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 8, 2017 (the “Execution Date”), by and among:

(A)	Marathon Oil Dutch Holdings B.V., a company duly organized and existing under the laws of the Netherlands (“Seller”);

(B)	10084751 Canada Limited, a corporation duly organized and existing under the laws of Canada (“Shell”); and

(C)	Canadian Natural Resources Limited, a corporation duly organized and existing under the laws of Alberta, Canada (“CNRL”).
In this Agreement, Seller, Shell and CNRL are each referred to as a “Party” and collectively as the “Parties”. In addition Shell and CNRL are each referred to individually herein as a “Buyer”, and collectively as “Buyers”.
WHEREAS, Seller owns all of the issued and outstanding common shares (“Company Shares”) of Marathon Oil Canada Corporation, a corporation duly organized and existing under the laws of Alberta, Canada (“Company”);
WHEREAS, Shell wishes to purchase from Seller and Seller wishes to sell to Shell the Shell Proportionate Share of the Company Shares (the “Shell Designated Shares”) in exchange for the payments to be made by Shell hereunder and on the terms and conditions set forth in this Agreement; and
WHEREAS, CNRL wishes to purchase from Seller and Seller wishes to sell to CNRL the CNRL Proportionate Share of the Company Shares (the “CNRL Designated Shares”) in exchange for the payments to be made by CNRL hereunder and on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the above and of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms.
Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.
“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, issued to Seller naming Seller as beneficiary thereof issued by a recognized financial institution that is listed on Schedule I of the Bank Act (Canada) and is rated at least “A3” by Moody’s, “A-” by S&P or “A low” by DBRS. For purposes of this defined term: (i) ”DBRS” means DBRS Limited and its successors and assigns; (ii) “Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns; and (iii)  “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.
“Accounting Expert” means the Houston, Texas, office of KPMG LLP or such other Person as the Parties may mutually select.
“Accounting Records” means Company’s accounting and financial books, records and files.
“Act” means the Business Corporations Act (Alberta).
“Adjusted Initial Payment Amount” has the meaning set forth in Section 2.4.
“Adjusting Buyer” means the Buyer designated as such in a Buyer Adjustment Notice.
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, another Person. For the purposes of this Agreement only, Company will be deemed an Affiliate of Seller in respect of any period of time prior to Closing and an Affiliate of Buyers in respect of any period of time after Closing.
“Agreed Interest Rate” means the 90-day US dollar rate, which appears on the display referred to as “LIBOR 01 Page” (or any other displays substituted therefor) of Reuters Money Market Service, or its successor, at which deposits in US dollars are offered to financial institutions in the London interbank market at 11:00 a.m. (London local time), plus 2%.
“Agreement” has the meaning set forth in the preamble.
“Albian Plan” means the Albian Sands Energy Inc. Retirement Plan, a pension plan registered under the Employment Pension Plans Act (Alberta) and the Income Tax Act under registration number 10574254.
“Albian Plan Unfunded Liability” means the liability determined as at the Effective Date in respect of the Albian Plan, which shall be the greater of the unfunded portion of:

(a)	the going concern liabilities value; and

(b)	the solvency deficiency;
determined using the methods and assumptions set forth in Exhibit K.
“Ancillary Transaction” means the transaction contemplated in the Purchase and Sale Agreement dated March 8, 2017 amongst Shell Canada Limited, Shell Canada Energy, and Shell Canada Resources, as vendor, and CNRL Upgrading Limited, as purchaser, and Canadian Natural Resources Limited.
“Anti-Bribery Laws” means: (a) Applicable Law relating to combating bribery and corruption in the countries of each of the Parties’ or their managing partner’s place of incorporation or formation, principal place of business, place of registration as an issuer of securities, and/or in the countries of each of the Parties’ ultimate parent Person’s place of incorporation or formation, principal place of business, and/or place of registration as an issuer of securities; (b) the United States Foreign Corrupt Practices Act; (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (d) the Corruption of Foreign Public Officials Act (Canada); and (e) sections 119 to 123 and section 426 of the Criminal Code of Canada.
“AOSP Joint Venture Agreement” means the Athabasca Oil Sands Project Joint Venture Agreement dated as of December 6, 1999, among Shell Canada Energy, Company and Chevron Canada Limited.
“AOSP JV Inventory Imbalance” means any imbalance as of December 31, 2016 between the amount of Hydrocarbons or other products produced by or acquired for the AOSP Project that have been allocated to Company and the share of Hydrocarbons or other products to which Company was entitled.
“AOSP Project” means the Project and the AOSP Quest CCS Project, and any and all matters and undertakings relating thereto and to the AOSP Joint Venture Agreement, the Project Agreements and the Project Assets or any of them.
“AOSP Quest CCS Project” means that certain Quest CO2 capture and storage project that was developed as part of the AOSP Project.
“AOSP Quest CCS Project Emissions Credits” means CAD$10 per tonne multiplied by the number of tonnes which are Company’s share of the emissions performance credits generated by the AOSP Quest CCS Project accrued or otherwise earned prior to the Effective Date.
“AOSP Quest CCS Project Operational Funding Amount” means $5,488,884 which the Parties agree is Company’s share of operational funding to be provided by the Alberta Provincial Government related to the AOSP Quest CCS Project operating costs incurred prior to the Effective Date.
“Applicable Law” means all Laws applicable to: (i) to the Assets; (ii) the Parties; (iii) Company; and/or (iv) the transaction contemplated by this Agreement, each as the context requires.

“Applicable Regulatory Approvals” means, to the extent required to be obtained under Applicable Law, the following:

(a)	Competition Act Approval; and

(b)	Investment Canada Act Approval.
“Applicable Securities Laws” means, collectively and as the context may require, and to the extent applicable to any Party or its Affiliate:

(a)
the applicable securities Laws of each province and territory of Canada, including the applicable rules, regulations instruments, blanket orders and blanket rulings of each securities commission or other securities regulatory authority of each province and territory of Canada published and promulgated thereunder;

(b)	any rules and policies of any applicable stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; and

(c)	all federal and state securities Laws of the United States and all rules, regulations and orders promulgated thereunder.
“ARC” means an advance ruling certificate issued pursuant to section 102(1) of the Competition Act.
“Assets” means, collectively, all of the rights, titles, estates and interests of Company, including the Oil and Gas Assets, but excluding any Excluded Assets.
“Birchwood Project” means the project for extraction of Hydrocarbons located in the municipality of Wood Buffalo, Alberta.
“Break Fee Amount” means $100,000,000.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Calgary, Alberta, New York City, New York, and Houston, Texas are generally open for business.
“Buyer” and “Buyers” have the meanings set forth in the preamble.
“Buyer Adjustment Notice” has the meaning set forth in Section 2.9(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 11.1.
“Buyer Taxes” has the meaning set forth in Section 11.11(a)(ii).
“Casualty Loss” has the meaning set forth in Section 8.9(a).
“Claim” means any actual or threatened claim, demand, action, cause of action, suit, proceeding, arbitration, investigation, dispute, complaint, grievance, charge, prosecution, administrative penalty, including any appeal or application for review or any other claim or demand of whatever nature or kind.
“Claim Notice” has the meaning set forth in Section 11.6(b).
“Clearance Certificate” has the meaning set forth in Section 8.6(c).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“CNRL” has the meaning set forth in the preamble.
“CNRL Designated Shares” has the meaning set forth in the preamble.
“CNRL Disclosure Documents” has the meaning set forth in Section 12.5(d).
“CNRL Proportionate Share” means 50%, subject to Section 2.9.
“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition.
“Company” has the meaning set forth in the preamble.
“Company Financial Statements” means the audited financial statements of Company for 2013 through to and including 2015.
“Company Operated Assets” means the Birchwood Project, including the Oil and Gas Assets in the Birchwood Project, and the Namur Project, including the Oil and Gas Assets in the Namur Project.
“Company Shares” has the meaning set forth in the recitals.
“Company Subsidiaries” means Marathon Oil Holdings (Barbados) Inc., and Western Bluewater Resources (Trinidad) Limited.
“Company Trial Balance” means the unaudited trial balance of Company as of December 31, 2016 included in the Disclosure Materials.
“Competition Act” means the Competition Act R.S.C., 1985, c. C-34.
“Competition Act Approval” means the occurrence of one or more of the following:

(a)	Buyers shall have received an ARC with respect to the transactions herein; or

(b)	the Commissioner shall have confirmed in writing that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transaction contemplated herein (a “no action letter”), on terms satisfactory to Buyers acting reasonably, and such no action letter shall not have been amended or rescinded, and the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act or the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated under subsection 123(2) of the Competition Act.
“Confidentiality Agreement” means the confidentiality letter agreement dated December 12, 2016, between Seller and Shell Canada Energy, to which Seller and CNRL executed an Acknowledgement and Joinder.
“Contract” means any contract, agreement, indenture, note, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Contractors” has the meaning set forth in Section 6.36(a).
“Contributions” means the amount of any cash capital contributions from Seller to Company from and after the Effective Date and prior to the Closing.
“Control” means one or more of the following:

(a)
a body corporate is controlled by a Person if: (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned, directly or indirectly, by such Person; and (ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(b)
an association, partnership, limited liability company, trust or other organization is controlled by a Person if: (i) more than 50% of the ownership interests, however designated, into which the association, partnership, limited liability company, trust or other organization is divided are beneficially owned, directly or indirectly, by such Person; and (ii) the Person is able to direct the business and affairs of the association, partnership, limited liability company, trust or other organization;

(c)
a body corporate, association, partnership, limited liability company, trust or other organization is controlled by a Person if such Person has, directly or indirectly, control in fact of the body corporate, association, partnership, limited liability company, trust or other organization; or

(d)
a body corporate, association, partnership, limited liability company, trust or other organization that controls (within the meaning of this definition) another body corporate, association, partnership, limited liability company, trust or other organization is deemed to control (within the meaning of this definition) any body corporate, association, partnership, limited liability company, trust or other organization that is controlled or deemed to be controlled (within the meaning of this definition) by the other body corporate, association, partnership, limited liability company, trust or other organization.
“Corporate Records” means Company’s minute books.
“CRA” means the Canada Revenue Agency.
“Credit Support” means: (i) in respect of Shell’s obligations under this Agreement, the guarantee by Shell Canada Limited, substantially in the form attached as Exhibit B; (ii) in respect of Seller’s obligations under this Agreement, the guarantee by Marathon Oil Corporation substantially in the form attached as Exhibit C; and (iii) in respect of CNRL’s obligation to pay the CNRL Proportionate Share of the Final Payment Amount and the Break Fee, separate Acceptable Letters of Credit for such amounts in the form attached as Exhibit D.
“Determination Notice” has the meaning set forth in Section 2.7(a).
“Disclosed Personal Information” means any Personal Information disclosed to Buyers.
“Disclosure Materials” means the documents and materials made available by Seller or Seller’s representatives through the physical or electronic delivery of information as part of Seller’s virtual data room, or any written responses to due diligence enquiries made of Seller or its representatives, or both, all of which are reflected in the USB identified as the “Disclosure Materials” and provided by Seller to Buyers on March 7, 2017.
“Disclosure Schedule” means the document titled “Disclosure Schedule” in the Disclosure Materials.
“Disclosure Update” has the meaning set forth in Section 8.5(a).
“Disclosure Update Defect” means any matter included in a Disclosure Update:

(a)
that: (i) but for the delivery of the Notice containing the Disclosure Update, (ii) without regard to Sections 8.5(c) and 11.3(a), and (iii) having regard to Sections 8.5(e) and 11.3(d), may give a Buyer a right to claim for indemnification under Section 11.1(a) if Closing occurs; and

(b)
of which such Buyer or any of its Affiliates was not aware prior to the Execution Date (which in the case of Shell, such Affiliates shall be limited to (i) Shell Canada Limited, and (ii) any other Affiliate of Shell that (A) conducts business in Canada, or (B) has otherwise provided support in respect of the Shell Operated Assets or the transaction contemplated herein).

“Dispute” has the meaning set forth in Section 12.12(b).
“Disputing Party” means Buyers or Seller.

“Distributions” means the amount of any cash dividends, distributions or returns of capital made by Company to Seller, or to any Person at the direction of Seller, from and after the Effective Date and prior to the Closing.
“Dollars” or “$” means United States of America dollars, unless specifically stated otherwise.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the United States Securities Exchange Commission.
“Effective Date” means January 1, 2017.
“Effective Date Working Capital” means the positive or negative amount of Company’s aggregate Working Capital Assets minus the Working Capital Liabilities, as measured and determined as of December 31, 2016 at 11:59 p.m.
“Ells River Project” means the project for extraction of Hydrocarbons governed by the Ells River In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Canada Energy.
“Email” has the meaning set forth in Section 12.7.
“Employees” has the meaning set forth in Section 6.36(a).
“Employee Plans” has the meaning set forth in Section 6.37.
“Encumbrance” means:

(a)
an option to purchase, a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right to acquire the Oil and Gas Assets or certain of them that may become operative by virtue of this Agreement or the transactions contemplated herein;

(b)
a farm-out agreement under which earning has not occurred, a royalty, a net profits interest, a carried working interest, a right to convert a royalty to a working interest, a penalty or forfeiture arising as a result of non-participating in any operation; and

(c)	a Financial Encumbrance;
other than a Permitted Encumbrance.
“Environment” or “Environmental” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms.
“Environmental Laws” means all Applicable Laws relating to the protection of the Environment and includes, those Applicable Laws relating to: (a) the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances, including those pertaining to occupational health and safety; (b) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances; or (c) reporting, licensing, permitting, remitting, registration or collection requirements in connection with GHG emissions or related Taxes.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement dated as of the Execution Date among Seller, Buyers and Escrow Agent.
“Excluded Assets” means any rights, titles, estates and interests of Company that are identified on Exhibit E, including the entire Interest of Company in the Company Subsidiaries.
“Execution Date” has the meaning set forth in the preamble.
“Final Initial Payment Amount” has the meaning set forth in Section 2.7(a).
“Final Payment Amount” means $750,000,000.
“Final Payment Date” means March 1, 2018.
“Final Settlement Statement” has the meaning set forth in Section 2.7(a).
“Financial Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance other than Permitted Encumbrances.
“Financing” means collectively a bridge loan of up to CAD$6,000,000,000, a senior notes offering of up to CAD$6,000,000,000 that is intended to reduce the said bridge loan and a senior unsecured term loan facility of up to CAD$3,000,000,000, all as described and contemplated in a commitment letter dated March 8, 2017.
“Financing Providers” means The Toronto-Dominion Bank and other lenders participating in the Financing, and the arrangers and the bookrunners involved therein.
“Financing Sources” has the meaning set forth in Section 11.24(a).
“Fixed Overhead Charge Amount” means $11,500 multiplied by the number of calendar days in the Interim Period.
“Fundamental Representations” means each of the representations and warranties in Sections 6.1, 6.2, 6.4, 6.7, 6.8, 6.9 and 6.11.
“GAAP” means generally accepted accounting principles of the United States, as applied by Seller or Company, as applicable, consistent with past practices.

“Government Official” means an official or employee of, or Person acting on behalf of, a Governmental Authority, public international organization, political party, or an organization, which is owned in whole or in part or controlled by a Governmental Authority or public international organization, or on behalf of any First Nation. It also includes a political party itself and a candidate for political office.
“Governmental Authority” means any federal, state, provincial, local, or municipal government and includes any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal.
“Hazardous Substances” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including any contaminants, pollutants, petroleum and other hydrocarbons and their derivatives and by-products, dangerous substances or goods, including asbestos, gaseous, solid and liquid wastes, toxic substances, hazardous or toxic chemicals, hazardous wastes, hazardous materials or hazardous substances as defined in, or pursuant to, any Environmental Law.
“Hydrocarbons” means any and all hydrocarbons including bitumen, crude oil, natural gas, natural gas liquids, synthetic crude diluents, and other petroleum substances and other substances that may be produced in association therewith, sands and other rock materials containing bitumen, the crude bitumen contained in those sands and other rock materials, and any other mineral substances, in association with that crude bitumen or such sands and other rock materials.
“ICA Minister” means the Minister as defined in section 3 of the Investment Canada Act.
“In-Situ Agreements” means the following:

(a)	Ells River In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Canada Energy;

(b)	Saleski In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Canada Energy; and

(c)	Namur In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Canada Energy.
“Indemnified Party” has the meaning set forth in Section 11.6(a).
“Indemnifying Party” has the meaning set forth in Section 11.6(a).
“Indemnity Cap” means the amount of $1,000,000,000.
“Indemnity Deductible” means:

(a)	in respect of all Losses related to one or more Pre-Closing Defects or Disclosure Update Defects, $12,500,000 in aggregate; and

(b)
in respect of any other Losses (except those in respect of, arising out of, or pertaining to the Fundamental Representations, any matter referenced in Section 11.1(c), or the indemnities provided in Sections 8.6(d) and 11.11), an amount equal to three and one-half (3.5)% of the unadjusted Purchase Price in aggregate.

“Initial Notice” has the meaning set forth in Section 12.12(d).
“Initial Payment Amount” means $1,750,000,000.
“Insurance Policies” means any and all insurance policies maintained by, issued to or otherwise for the benefit of Company, including any insurances policies with or issued by any member of Seller Group, any insurance policies with or issued by Oil Insurance Limited or any insurance policies with or issued by any commercial insurance company.
“Interest” means:

(a)	shares, capital stock, membership interests, partnership interests, other equity interests, right to profits or revenue and any other similar interest;

(b)	any security or other interest convertible into any of the items set forth in clause (a) in this definition of Interest; and

(c)	any right, contingent or otherwise, to acquire any of the items set forth in clause (a) or (b) in this definition of Interest.
“Interim Period” means the period from the Effective Date through and including the Closing Date.
“Interim Period Operation Amount” means the financial adjustment on the Adjusted Initial Payment Amount calculated by the following formula:
The Adjusted Initial Payment Amount x (the number of calendar days in the Interim Period/365) x 0.025.
“Investment Canada Act” means, the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.).
“Investment Canada Approval” means, in respect of any transaction under this Agreement that is a Reviewable Transaction, Shell has been advised in writing that the ICA Minister is satisfied, or the ICA Minister is deemed to be satisfied, that such Reviewable Transaction is likely to be of net benefit to Canada.
“JV Assets Agreements” means the Project Agreements and the In-Situ Agreements.
“Knowledge” means:

(a)	in the case of Shell, the actual knowledge of the individuals who hold the following titles on each of the Effective Date and the Execution Date with Shell Canada Limited: Executive

Vice President, Oil Sands; Associate General Counsel – Downstream Canada; Finance Vice President – Oil Sands;

(b)
in the case of CNRL, the actual knowledge of the individuals who hold the following titles on each of the Effective Date and the Execution Date: President; Chief Operating Officer; Chief Financial Officer and Senior Vice-President Finance; Senior Vice-President, Marketing; Senior Vice-President, Corporate Development and Land; Senior Vice-President, North America Operations; Vice-President, Legal, General Counsel and Corporate Secretary; and Vice-President, Marketing; and

(c)
in the case of Seller, the actual knowledge of the individuals who hold the following titles on each of the Effective Date and the Execution Date with Marathon Oil Company: President; Executive Vice President – Operations; Vice President – Conventional; Interim Chief Financial Officer and Vice President Corporate Development and Strategy; and Executive Vice President, General Counsel and Secretary.

“Lands” means Company’s interest in all lands associated with the AOSP Project and the Saleski Project, as well as those lands associated with the Leases for the Company Operated Assets and the Third Party Operated Assets listed in Exhibit A, and, subject to any limitations contained in the Leases, including the Hydrocarbons within, upon, or under the Lands (subject to such restrictions and exclusions set forth in the Leases as to the Hydrocarbons and geological formations).
“Law” means all domestic and foreign laws (including common law), statutes, by-laws, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, directive, rule, standards, requirements, policies, orders, or other requirements of any Governmental Authority and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, in each case where the same have the force of law.
“Leases” means the leases, reservations, permits or other documents of title pertaining to the Lands in which Company holds any interest and any document of title issued in substitution for, amendment of or in addition to any of them.
“Losses” means all Claims, losses, costs, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise that are brought against or that are otherwise suffered, sustained, paid or incurred by a Party, its Affiliates, and their respective directors, officers and employees respecting any Person (including that Party) and includes reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, as well as amounts paid or payable by a Party to another Person.
“Material Adverse Effect” means any circumstance, change, effect, occurrence, condition, fact, result, effect or other matter, that individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect on the ownership, operation or value of Company (or, where the context requires, other relevant Person), taken as a whole and as operated, owned or valued as of the Execution Date, provided, however, that none of the following, either alone or in combination, will constitute or be considered in determining whether there has been a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (a) any outbreak or escalation of war or major hostilities or any act of terrorism, (b) changes, after the Execution Date, in Applicable Law (including Taxes, royalty rates and carbon policy), GAAP or enforcement or interpretation thereof, (c) changes that generally affect the oil and gas industry and the market in Alberta, Canada, (d) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (e) changes generally affecting oil and gas production companies (including changes in the market price of Hydrocarbons), (f) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, Buyers, (g) the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the public announcement or other publicity with respect to any of the foregoing, (h) any ordinary course declines in the production of Hydrocarbons or ordinary course changes in the quantity, quality or rate of production of Hydrocarbons, or (i) political parties, Governmental Authorities or governments, except to the extent such circumstance, change, effect, occurrence, condition, fact, result, effect or other matter resulting or arising from clauses (a), (c), (d), or (e), above materially and disproportionately affects such Person relative to other participants in the oil and gas industry and the market in Alberta, Canada.
“Material Contract Amount” means $2,000,000 in respect of any Material Contract to which Shell or its Affiliate is a party, and $500,000 in respect of any other Material Contract.
“Material Contracts” means any of the following Contracts to which Company is a party:

(a)
any Contract that can reasonably be expected to result in aggregate payments by Company of more than the Material Contract Amount during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(b)
any Contract that can reasonably be expected to result in aggregate revenues to Company of more than the Material Contract Amount during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(c)	any Contracts for the sale, gathering, processing, storage or transportation of Hydrocarbons that are not terminable, without penalty, on sixty (60) days or less notice;

(d)	any indenture, mortgage, loan, credit or sale-leaseback or similar Contract;

(e)
any Contract that constitutes a lease under which Company is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by Company without penalty upon sixty (60) days’ or less notice and (ii) involves an annual base rental of more than the Material Contract Amount;

(f)
any Contract that relates to the acquisition by Company of any operating business or material assets or capital stock of any other Person, whether by merger, purchase of equity, purchase of assets or otherwise; and

(g)	any outstanding Contracts of guaranty, surety or indemnification by Company.
“Miscellaneous Interests” means all of Company’s right, title and interest in and to all property and rights that pertain directly to the Petroleum and Natural Gas Rights or the Tangibles (excluding the Petroleum and Natural Gas Rights or the Tangibles themselves), including the Reclamation Trust Fund.
“Misrepresentation” has the meaning ascribed to it under Applicable Securities Laws.
“MOCC-Contract List” means the document titled “MOCC-Contract List” in the Disclosure Materials.
“Namur Project” means the project for extraction of Hydrocarbons governed by the Namur In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Canada Energy.
“Net Amount Owed to/from Seller Group” means the net amount Company owes to, or is owed by, Seller Group.
“Non-JV Assets” means the Assets other than the Shell Operated Assets and the Third Party Operated Assets.
“Notice” means notice given in accordance with Section 12.7.
“Offer” has the meaning set forth in Section 8.11(b).
“Oil and Gas Assets” means the Petroleum and Natural Gas Rights, the Tangibles, and the Miscellaneous Interests.
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Outside Date” means the date falling nine (9) months after the Execution Date, or such other date the Parties may agree upon in writing.
“Party” and “Parties” has the meaning set forth in the preamble.
“Performance Deposit” means $50,000,000.
“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration or other authorization of and from any Person, including any Governmental Authority.

“Permitted Encumbrance” means:

(a)	liens for Taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Company;

(b)
liens incurred or created in the ordinary course of business as security in favor of the Person who is conducting or participating in the development or operation of the property to which such liens relate for Company’s proportionate share of the costs and expenses of such development or operation for which payment is not yet due;

(c)	mechanics’, builders’ and materialmen’s liens in respect of services rendered or goods supplied for which payment is not yet due;

(d)
easements, rights of way, servitudes and other similar rights in land (including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(e)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit which has not become exercisable or to require annual or other periodic payments as a condition of the continuance thereof;

(f)
rights of general application reserved to or vested in any Governmental Authority to levy taxes on the Hydrocarbons or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(g)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(h)
any security held by any Third Party encumbering Company’s interest in and to the Assets or any part or portion thereof, in respect of which Seller delivers a discharge in registrable form or a no interest letter with an undertaking to discharge the security interest to Buyers at or prior to Closing;

(i)	any agreements for the sale of Hydrocarbons that are terminable on not greater than thirty (30) days’ notice (without an early termination penalty or other cost);

(j)	all terms and conditions contained in (i) any Material Contracts to the extent disclosed, (ii) any JV Assets Agreement, or (iii) any Lease; and

(k)	any matter disclosed in the Disclosure Materials.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Information” means information about an identifiable individual, but does not include an individual’s name, position or title, business telephone number, business address, business mail or business fax number if such information is used to contact any such individual in his or her capacity as a representative of an organization.
“Petroleum and Natural Gas Rights” means all of Company’s right, title and interest in and to:

(a)	rights in, or rights to drill or mine for and to produce, save and market, Hydrocarbons;

(b)	fee simple interests and other estates in Hydrocarbons in situ;

(c)
working interests, carried working interests, royalty interests, revenue interests, net profit interests, production payments and similar interests in Hydrocarbons or the proceeds of the sale of Hydrocarbons or to payments calculated by reference thereto; and

(d)	rights to acquire any of the foregoing in clauses (a), (b) and (c);
but in each case, only insofar as the foregoing relate to the Lands.
“Pre-Closing Defect” means any breach by Seller of any of its representations or warranties:

(a)	that, (i) without regard to Sections 8.5(c) and 11.3(a), and (ii) having regard to Section 8.5(e), may give a Buyer a right to claim for indemnification under Section 11.1(a) if Closing occurs; and

(b)	of which a Buyer becomes aware after the Execution Date and before the Closing Date, other than through a Disclosure Update.
“Pre-Closing Period” means the period from the Execution Date until the earlier of the Closing Date and the termination of this Agreement.
“Pre-Effective Date Tax Period” means a Tax period that ends on or before the Effective Date.
“Pre-Emptive Right” has the meaning set forth in Section 8.12.
“Pre-Emptive Rights Notice” has the meaning set forth in Section 8.12.
“Preferential Purchase Right” means any preferential purchase rights, rights of first refusal or other similar rights that are applicable to or triggered by the transfer of the Company Shares in connection with the transactions contemplated by this Agreement.
“Preliminary Settlement Statement” has the meaning set forth in Section 2.6.

“Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection Act (Alberta).
“Product Inventory” means Company’s inventory of certain products, including AOSP JV Inventory Imbalances, as of December 31, 2016 as listed on Exhibit L.
“Product Inventory Amount” means $29,408,841 which the Parties agree is the value of the Product Inventory.
“Project” has the meaning set forth in the AOSP Joint Venture Agreement.
“Project Agreements” has the meaning set forth in the AOSP Joint Venture Agreement.
“Project Assets” has the meaning set forth in the AOSP Joint Venture Agreement.
“Proportionate Share” means the Shell Proportionate Share and/or the CNRL Proportionate Share, as applicable.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Reclamation Trust Agreement” means that certain Reclamation Trust Settlement Agreement dated December 28, 2010.
“Reclamation Trust Fund” means that certain Reclamation Trust (as defined under the AOSP Joint Venture Agreement) established by Company pursuant to the Reclamation Trust Agreement and Article 10 of the AOSP Joint Venture Agreement.
“Records” means collectively the Accounting Records, the Corporate Records, the Material Contracts, and all other files, records and data maintained by Company, provided, however, that “Records” shall not include:

(a)
documents subject to legal privilege (such as the attorney-client privilege or work product doctrine), provided that, after Closing, Company’s external legal counsel shall be entitled to review the same on written request to Seller to the extent the same relate to a Third Party Claim against Company;

(b)	documents subject to unaffiliated Third Party contractual restrictions on disclosure or transfer;

(c)	general corporate books, records and files of any member of Seller Group, even if containing references to the Assets or Company;

(d)	interpretative or subjective data;

(e)	Tax information not related to the Assets or Company or its business or operations (past or present);

(f)
records relating to the sale of the Assets or Company, including communications between Company and Seller Group, and proposals received from and records of negotiations with Third Parties and economic analyses associated therewith, provided that Seller will disclose the terms of any active confidentiality obligations on Third Parties or Company related thereto; or

(g)	Excluded Assets and all files, records and data to the extent related thereto.
“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment.
“Restoration Cost” has the meaning set for in Section 8.9(a).
“Reviewable Transaction” means a transaction that is reviewable by the ICA Minister under Section 14 of the Investment Canada Act.
“ROFR Transaction” means an acquisition by a Party, or an Affiliate of a Party, of an interest in the assets governed by one or more JV Assets Agreements from a Person other than Company.
“Rules” has the meaning set forth in Section 12.12(e).
“Saleski Project” means the project for the extraction of Hydrocarbons governed by the Saleski In-Situ Oil Sands Project Joint Venture Agreement dated as of January 1, 2010 among Chevron Canada Limited, Company and Shell Energy Canada.
“SEDAR” means the System for Electronic Document Analysis and Retrieval.
“Seller” has the meaning given to such terms in the preamble.
“Seller Group” means Seller and all of its Affiliates other than Company.
“Seller Group Contract” means any executory Contract between Company and any member of Seller Group.
“Seller Group Guaranties and Letters of Credit” means the guaranties or letters of credit provided by a member of Seller Group for the benefit of Company identified on Exhibit F.
“Seller Group Letter of Credit Costs” means any costs or fees incurred by Seller Group with respect to any of the letters of credit identified on Exhibit F from and after the Effective Date.
“Seller Indemnified Parties” has the meaning set forth in Section 11.2.
“Seller Information” has the meaning set forth in Section 12.6(a)(i).
“Seller Related Parties” has the meaning set forth in Section 11.24.

“Seller Taxes” has the meaning set forth in Section 11.11(a)(i).
“Service Providers” has the meaning set forth in Section 6.36(a).
“Service Provider Letter” has the meaning set forth in Section 8.11.
“Shell” has the meaning set forth in the preamble.
“Shell Designated Shares” has the meaning set forth in the preamble.
“Shell Operated Assets” means the AOSP Project, including the Oil and Gas Assets in the AOSP Project, as well as the Saleski Project, including the Oil and Gas Assets in the Saleski Project.
“Shell Proportionate Share” means 50%, subject to Section 2.9.
“Subsidiary” has the meaning given to such term in the Act.
“Tangibles” means all of Company’s right, title and interest in and to all tangible depreciable property, apparatus, plant, equipment, machinery and field inventory, used or intended for use in, or otherwise useful in exploiting any Hydrocarbons from or within the Lands (whether the Petroleum and Natural Gas Rights to which such Hydrocarbons are allocated are owned by Company or by others or both) and located within, upon or in the vicinity of the Lands, including all gas plants, oil batteries, buildings, structures, fresh and produced water facilities, production equipment, production storage facilities, pipelines, flow lines, gathering lines and systems, pipeline connections, meters, generators, motors, compressors, treaters, scrubbers, dehydrators, separators, pumps, tanks, boilers, communication equipment and all salvageable equipment pertaining to any Wells.
“Tax Act” means the Income Tax Act (Canada).
“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest, or other proceeding with respect to Taxes of Company.
“Tax Pool Threshold” means:

(a)	for Buyers’ first Claim in respect of amounts due to Buyers pursuant to one or both of Sections 11.11(e)(i) and 11.11(e)(ii), $2,000,000; and

(b)	for each subsequent Claim by Buyers in respect of amounts due to Buyers pursuant to one or both of Sections 11.11(e)(i) and 11.11(e)(ii), $1,000,000.
“Tax Returns” means any return, declaration, statement, bill, form, report, return, election, document, estimated tax filing, declaration, claim for refund, information return, or other filing of Company provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof in respect of Taxes.
“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a

Governmental Authority including, (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (b) all withholdings on amounts paid to or by the relevant Person, (c) all employment insurance premiums, Canada, Québec and any other pension plan contributions or premiums, (d) any fine, penalty, interest, or addition to tax, (e) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (f) any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of law.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Operated Assets” means the Ells River Project, including the Oil and Gas Assets in the Ells River Project.
“Third Party Claim” has the meaning set forth in Section 11.6(b).
“Tribunal” has the meaning set forth in Section 12.12(e)(ii)(C).
“Unwilling Buyer” means the Buyer designated as such in a Buyer Adjustment Notice.
“Wells” means all producing, shut-in, water source, observation, disposal, injection, abandoned, suspended and similar wells located on or within the Lands, but specifically excluding all abandoned wells that have been reclamation certified.
“Withholding Amount” has the meaning given in Section 8.6(c)(ii)(A).
“Working Capital Assets” means the value of current assets of Company determined in accordance with GAAP, as applied by Company consistent with past practices, but excluding (a) deferred tax assets, if any, and (b) the Product Inventory and all materials and other inventory.
“Working Capital Liabilities” means the value of current liabilities of Company determined in accordance with GAAP, as applied by Company consistent with past practices, but excluding (a) current asset retirement obligations, (b) the current capital lease obligation and (c) deferred tax liabilities, if any.

1.2	References and Rules of Construction.
All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,”

“hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning. References to any Person (including any Governmental Authority) include such Person’s permitted successors and assigns. References to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and references to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision. Unless otherwise indicated, references to the time of day or date mean the local time or date in Calgary, Alberta. Unless otherwise specified herein, or as the context may require, computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.

1.3	Foreign Exchange.

(a)
Except as otherwise specifically provided in this Agreement, all monetary references in this Agreement are in U.S. currency (Dollars). If any amount must be converted from Canadian dollars to Dollars for the purposes of this Agreement, such amount shall be converted using the daily WM/Reuters 12 noon EST FX Benchmark exchange rate for the Canadian dollar against the U.S. dollar, as published by Thomson Reuters, for the three (3) consecutive Business Days ending three (3) days prior to the applicable date; provided however that Seller and Company shall continue to use Seller’s conversion methodology consistent with past practice, in respect of Company’s accounts and all calculations under this Agreement relating to or derived from the Company accounts.

(b)
Notwithstanding anything else contained herein, if any Party (or any Affiliate of a Party) converts any amount from Dollars to Canadian dollars or from Canadian dollars to Dollars after the Effective Date and realizes a loss or gain as a result, such loss or gain shall be exclusively for the account of the converting Party (or its Affiliate), and:

(i)	the converting Party (and its corresponding Seller Indemnified Parties or Buyer Indemnified Parties) shall have no claim against any other Party; and

(ii)	the other Parties shall have no liability to the converting Party (and its corresponding Seller Indemnified Parties or Buyer Indemnified Parties),
each in respect of such foreign exchange loss or gain.

1.4	Joint Exercise.
Where Buyers have a right or obligation under this Agreement, Buyers shall exercise such right or discharge such obligation acting jointly.
ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of Company Shares.
Subject to the terms and conditions of this Agreement:

(a)
Seller agrees to sell, assign and transfer to Shell, legal and beneficial ownership of the Shell Designated Shares, free and clear of all Encumbrances and with all rights and benefits attaching thereto, and Shell agrees to purchase and pay for the Shell Designated Shares; and

(b)
Seller agrees to sell, assign and transfer to CNRL, legal and beneficial ownership of the CNRL Designated Shares, free and clear of all Encumbrances and with all rights and benefits attaching thereto, and CNRL agrees to purchase and pay for the CNRL Designated Shares, on the terms and conditions set forth in this Agreement.

2.2	Purchase Price, Performance Deposit, Initial Payment, Payment of Interim Period Operation Amount and Final Payment.

(a)
The aggregate purchase price payable by Buyers for the Company Shares under this Agreement shall be $2,500,000,000 (the “Purchase Price”), subject to adjustment in accordance with this Agreement and, for greater certainty:

(i)	Shell shall be responsible for paying the Shell Proportionate Share of the Purchase Price in consideration for the purchase of the Shell Designated Shares; and

(ii)	CNRL shall be responsible for paying the CNRL Proportionate Share of the Purchase Price in consideration for the purchase of the CNRL Designated Shares.

(b)	The Purchase Price shall be satisfied by the payment by Buyers to Seller:

(i)	the Adjusted Initial Payment Amount as set forth in Section 2.2(d);

(ii)	the Interim Period Operation Amount as set forth in 2.2(d);

(iii)	the payment due, if any, pursuant to Section 2.7; and

(iv)	the Final Payment Amount as set forth in Section 2.2(e),
in each case on the terms and conditions set forth in this Agreement.

(c)
Shell shall pay the Shell Proportionate Share of the Performance Deposit and CNRL shall pay the CNRL Proportionate Share of the Performance Deposit to the Escrow Agent in cash no later than two (2) Business Days after the Execution Date in order to assure Buyers’ performance of their obligations hereunder. The Performance Deposit shall be held pursuant to this Agreement and the Escrow Agreement until Closing and, subject to Section 2.9, if Closing occurs, the Performance Deposit (plus accrued interest payable to Seller under the Escrow Agreement, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) shall be paid to Seller and applied (pro rata based on the Shell Proportionate Share and CNRL Proportionate Share, respectively, on the Closing Date) as a credit against the Adjusted Initial Payment Amount payable by Buyers at Closing. If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 10.3 and the Escrow Agreement.

(d)	At Closing:

(i)	Shell shall pay:

(A)	the Shell Proportionate Share of the Adjusted Initial Payment Amount,

(B)	plus the Shell Proportionate Share of the Interim Period Operation Amount to Seller,

(C)
less the Shell Proportionate Share of the Performance Deposit (plus accrued interest paid to Seller under the Escrow Agreement, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) set forth in Section 2.2(c);

(ii)	CNRL shall pay:

(A)	the CNRL Proportionate Share of the Adjusted Initial Payment Amount,

(B)	plus the CNRL Proportionate Share of the Interim Period Operation Amount to Seller,

(C)
less the CNRL Proportionate Share of the Performance Deposit (plus accrued interest paid to Seller under the Escrow Agreement, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) set forth in Section 2.2(c);

(iii)	the Parties shall jointly instruct the Escrow Agent to release the Performance Deposit (plus accrued interest payable to Seller under the Escrow Agreement,

if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) to Seller, to be applied to the payment of the Adjusted Initial Payment Amount.

(e)	Subject to Sections 8.6, 11.3(a), 11.17 and 11.18, on the Final Payment Date:

(i)	Shell shall pay the Shell Proportionate Share of the Final Payment Amount required to be paid under this Agreement to Seller; and

(ii)
CNRL shall pay the CNRL Proportionate Share of the Final Payment Amount required to be paid to Seller under this Agreement and within two (2) Business Days thereafter Seller shall return to CNRL the Credit Support for the CNRL Proportionate Share of the Final Payment Amount.

(f)	Each Party covenants to provide directions to the Escrow Agent consistent with the handling of the Performance Deposit in this Section 2.2 and Section 10.3.

2.3	Credit Support.
Concurrently with the execution and delivery of this Agreement:

(a)	Shell shall provide its Credit Support to Seller; and

(b)	CNRL shall provide its Credit Support in respect of the Break Fee to Seller.

2.4	Adjustments to Purchase Price.
The Initial Payment Amount, and accordingly the Purchase Price, shall be adjusted as follows (without double counting any amounts), and the resulting amount shall be herein called the “Adjusted Initial Payment Amount”:

(a)	The Initial Payment Amount shall be adjusted upward by the following amounts (without duplication):

(i)	the Effective Date Working Capital, if positive;

(ii)	Contributions, if any;

(iii)	if the Net Amount Owed to/from Seller Group at Closing is owed to Seller Group, such amount, if any;

(iv)	the Fixed Overhead Charge Amount;

(v)	the AOSP Quest CCS Project Operational Funding Amount;

(vi)	the AOSP Quest CCS Project Emissions Credits;

(vii)	the Product Inventory Amount;

(viii)	any amounts refunded or otherwise credited to Company from and after the Effective Date in relation to payments made prior to the Effective Date due to the results of an audit or otherwise; and

(ix)	any other amount provided for elsewhere in this Agreement.

(b)	The Initial Payment Amount shall be adjusted downward by the following amounts (without duplication):

(i)	the Effective Date Working Capital, if negative;

(ii)	Distributions, if any;

(iii)	if the Net Amount Owed to/from Seller Group at Closing is owed to Company, such amount, if any;

(iv)	the amount of any general and administrative expenses charged to Company by Seller Group from and after the Effective Date;

(v)	the amount of any interest or commitment fee charged to Company by Seller Group from and after the Effective Date;

(vi)	the Restoration Cost if Seller elects to deduct such amount from the Purchase Price pursuant to Section 8.9(a);

(vii)	the lesser of (A) CAD$6,500,000, and (B) the amount required to discharge twenty (20)% of any Albian Plan Unfunded Liability; and

(viii)	any other amount provided for elsewhere in this Agreement.

(c)
The adjustment of the Initial Payment Amount under this Section 2.4 and the payment of the Adjusted Initial Payment Amount under Section 2.2(d) shall be deemed to satisfy the relevant Person’s obligation to pay the Net Amount Owed to/from Seller Group at Closing.

2.5	Adjustment Methodology.
When available, Seller shall use actual figures for the adjustments to the Initial Payment Amount in the Preliminary Settlement Statement at Closing. To the extent actual figures are not available, Seller shall use good faith estimates for the adjustments to the Initial Payment Amount in the Preliminary Settlement Statement at Closing, subject to final adjustments in accordance with Section 2.7.

2.6	Preliminary Settlement Statement.
Not less than seven (7) Business Days prior to Closing, Seller shall, in good faith, prepare and submit to Buyers for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Initial Payment Amount, reflecting each adjustment made in accordance with Section 2.4 as of the date of preparation of such Preliminary Settlement Statement. Upon Buyers’ request, Seller shall provide such data and information reasonably required to support the amounts reflected on the Preliminary Settlement Statement. Not more than five (5) Business Days after their receipt of the Preliminary Settlement Statement, Buyers will deliver to Seller a written report containing all changes, with explanation therefor, that Buyers propose to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyers’ written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Initial Payment Amount at Closing; provided, however, that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Initial Payment Amount at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyers pursuant to this Section 2.6.

2.7	Final Settlement Statement and Final Initial Payment Amount.

(a)
On or before one hundred twenty (120) days after Closing, Buyers shall prepare and deliver to Seller a draft of the proposed final settlement statement (the “Final Settlement Statement”) setting forth Buyers’ good faith determination of the final Initial Payment Amount (the “Final Initial Payment Amount”), reflecting each adjustment made in accordance with Section 2.4, which shall be computed in accordance with the terms of this Agreement and include such data and information as Seller may reasonably request supporting the amounts reflected on the Final Settlement Statement. The Effective Date Working Capital adjustment included in the Final Settlement Statement shall (i) exclude accounts receivable pertaining to revenues and proceeds earned prior to the Effective Date that Company, employing reasonable and customary efforts, has been unable to collect, if any, and (ii) exclude accounts payable pertaining to costs and expenses incurred prior to the Effective Date that Company has not paid, each as determined at the time Buyer delivers the proposed Final Settlement Statement to Seller. Buyers shall provide Seller and its representatives reasonable access to Buyers’ personnel, including internal accountants, to permit Seller to perform or cause to be performed an audit of the Final Settlement Statement, at Seller’s sole expense. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within forty‑five (45) days, after receipt of the Final Settlement Statement, Seller shall return to Buyers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Determination Notice”). Any changes not so specified in the Determination Notice shall be deemed waived, and Buyers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Determination Notice shall prevail. If Seller fails to timely deliver a Determination Notice to Buyers containing changes Seller proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Buyers will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Initial Payment Amount set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyers, the Final

Settlement Statement and the Final Initial Payment Amount, shall be final and binding on the Parties. Any difference in the Adjusted Initial Payment Amount as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Initial Payment Amount shall be paid by the owing Party(ies) to the owed Party(ies) within ten (10) days after final determination of such owed amounts in accordance herewith.

(b)
Subject to matters for which a Party has an obligation pursuant to Sections 2.2(e), 8.6(c), 12.6(d) and Article 11, the Final Settlement Statement shall be the final accounting for any and all revenues, proceeds and expenses, and there shall be no adjustment for, or obligation to pay, any revenues, proceeds or expenses between the Parties following the Final Settlement Statement.

2.8	Determinations.
If Seller and Buyers are unable to resolve the matters addressed in a Determination Notice (if any) within fifteen (15) Business Days after the delivery of such Determination Notice, Buyers and Seller shall, within thirty (30) Business Days after the delivery of such Determination Notice, summarize their/its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summary to the Accounting Expert (with a copy to Buyers or Seller, as applicable), together with the Determination Notice, the Final Settlement Statement and any other documentation Buyers or Seller may desire to submit. The Parties shall direct the Accounting Expert to render a decision choosing either Seller’s position or Buyers’ position with respect to each matter addressed in any Determination Notice, based on the materials submitted to the Accounting Expert as described above, within fifteen (15) Business Days after the deadline for the Parties’ submissions. Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyers and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Expert shall be borne one-half by Buyers and one-half by Seller. The Accounting Expert is an expert and not an arbitrator and shall not be deemed to be acting in arbitral capacity.

2.9	Buyer Adjustment Notice.

(a)	If a Buyer determines that:

(i)	it will be unable to complete the purchase of its Proportionate Share of the Company Shares; or

(ii)
a condition precedent in Section 9.1 is incapable of being satisfied prior to the Closing Date, and such Buyer is unwilling to waive such condition precedent and complete the purchase of its Proportionate Share of the Company Shares;

then Buyers may give Seller a joint Notice (a “Buyer Adjustment Notice”), not less than ten (10) Business Days prior to Closing, designating each of Shell and CNRL as either the “Unwilling Buyer” or the “Adjusting Buyer”. Buyers may only give a Buyer Adjustment Notice once.

(b)	Upon delivery of the Buyer Adjustment Notice:

(i)	where CNRL is the Adjusting Buyer, the Shell Proportionate Share shall be reduced to zero and the CNRL Proportionate Share shall be increased to 100%;

(ii)	where Shell is the Adjusting Buyer, the CNRL Proportionate Share shall be reduced to zero and the Shell Proportionate Share shall be increased to 100%;

(iii)
the Unwilling Buyer and Seller shall be released from their respective obligations to complete the purchase and sale of the Unwilling Buyer’s original Proportionate Share of the Company Shares from Seller to the Unwilling Buyer, except for the obligations set out in this Section 2.9 and Sections 8.2(d), 8.8(d), 8.9(a) (in respect of Shell as Unwilling Buyer only), 10.4, 11.2(d), 11.14, 11.22, 12.2, 12.5, and 12.7 and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, that such release will not relieve either such Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such release;

(iv)	the Unwilling Buyer shall immediately comply with its obligations in Section 8.8 and Section 10.4;

(v)	the portion of the Performance Deposit paid by the Unwilling Buyer shall be credited to the Adjusting Buyer;

(vi)	the Unwilling Buyer shall provide directions to the Escrow Agent pursuant to the Escrow Agreement and consistent with this Agreement as and when directed by Seller and Adjusting Buyer;

(vii)	Seller’s Credit Support shall no longer apply to the Unwilling Buyer and the Unwilling Buyer shall have no rights in respect of Seller’s Credit Support;

(viii)	for all purposes under this Agreement, the transactions contemplated in this Agreement shall proceed between Seller and the Adjusting Buyer on the terms set out herein; and

(ix)	for clarity, the Adjusting Buyer shall not have any liability whatsoever hereunder in respect of the Unwilling Buyer’s representations in Section 4.1 or 5.1, as the case may be.

(c)	Within five (5) Business Days after the delivery of the Buyer Adjustment Notice:

(i)
in consideration of the portion of the Unwilling Buyer’s original Proportionate Share of the Performance Deposit being credited to the Adjusting Buyer in accordance with Section 2.9(b)(v), the Adjusting Buyer shall pay an amount equal to the Unwilling Buyer’s original Proportionate Share of the Performance Deposit to the Unwilling Buyer;

(ii)	where CNRL is the Unwilling Buyer, Seller shall return the Unwilling Buyer’s Credit Support in respect of its Proportionate Share of the Break Fee;

(iii)	where Shell is the Unwilling Buyer, Seller shall return the Unwilling Buyer’s Credit Support;

(iv)
where CNRL is the Adjusting Buyer, it shall increase the amount of its Credit Support for the Break Fee so that it is equal to its new Proportionate Share thereof to the extent that its Credit Support for the Break Fee does not apply to such new Proportionate Share of the Break Fee; and

(v)
if and to the extent that the Applicable Regulatory Approvals do not address the transaction contemplated herein as revised by this Section 2.9, the Adjusting Buyer and Seller shall revise and resubmit the applications for the Applicable Regulatory Approvals in accordance with Section 8.4, mutatis mutandis, and, if such resubmission is required the Outside Date shall be extended by sixty (60) days.

(d)
For certainty, nothing in the operation of this Section 2.9 shall have the effect of expanding or increasing Seller’s representations, warranties, indemnities and obligations hereunder, including in respect of any qualification of awareness or knowledge of any Party, and the Unwilling Buyer will be considered a Party and Buyer with respect to all limitations, qualifications and exclusions relating to Seller’s representations, warranties, indemnities and obligations hereunder.

ARTICLE 3
CLOSING

3.1	Date of Closing.
Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyers of the Company Shares pursuant to this Agreement (the “Closing”) shall occur on the later of:

(a)	April 28, 2017; and

(b)
the date that is the last Business Day of the calendar month in which Buyers give Seller Notice that the last Applicable Regulatory Approval has been received, provided, however, that if such last Business Day is less than seven (7) Business Days after Seller receives such Notice, then Closing shall occur on the fifteenth (15th) calendar day of the next calendar month, or the next Business Day if such day is not a Business Day, or such other date as may be agreed upon in writing by the Parties (the “Closing Date”), provided that, unless the Parties agree otherwise in writing, the Closing Date may not be later than the Outside Date. Notwithstanding anything herein to the contrary, no Party shall be obliged to complete the sale and purchase of any of the Company Shares unless the sale and purchase of all Company Shares is completed simultaneously.

3.2	Place of Closing.
Closing shall be held at the offices of McCarthy Tetrault LLP in Calgary, Alberta, Canada, or such other place as mutually agreed upon by the Parties.

3.3	Buyers Deliverables.
At Closing, each Buyer shall:

(a)	deliver to Seller:

(i)
its Proportionate Share of the Adjusted Initial Payment Amount less its Proportionate Share of the Performance Deposit (plus accrued interest paid to Seller under the Escrow Agreement, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any);

(ii)	its Proportionate Share of the Interim Period Operation Amount;

(iii)
a certificate (in the form of Exhibit G), dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of such Buyer, confirming the accuracy of its representations and warranties and certifying as to resolutions of the board of directors of such Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iv)
copies of all consents, approvals (including Applicable Regulatory Approvals), releases from, and filings with, any Governmental Authority or Third Parties required to be obtained by Buyer in accordance with the terms of this Agreement in order to effect the transactions contemplated by this Agreement; and

(v)	in respect of CNRL only, the Credit Support in respect of the CNRL Proportionate Share of the Final Payment Amount; and

(b)
deliver to the Escrow Agent Buyer executed joint instruction letter in respect of the release of the Performance Deposit and any interest accrued thereon that is payable to Seller under the Escrow Agreement less any Escrow Agent fees deducted therefrom to Seller.

3.4	Seller Deliverables.
At Closing, Seller shall:

(a)	deliver to each Buyer:

(i)
certificates representing the Company Shares held by Seller, duly endorsed for transfer or accompanied by a written instrument of transfer, together with new certificates representing the Company Shares issued in the name of Buyers (for avoidance of doubt, the certificates representing the Shell Designated Shares shall be issued in the name of, and delivered to, Shell and the certificates representing the CNRL Designated Shares shall be issued in the name of, and delivered to, CNRL);

(ii)	a certificate (in the form of Exhibit I) dated as of the Closing Date and signed by the Secretary or Assistant Secretary of Seller:

(A)	confirming, subject to disclosures made pursuant to Section 8.5, the accuracy of its representations and warranties;

(B)	confirming that Company is not party to or bound by any ISDA Master Agreement or any schedule or confirmation issued thereunder; and

(C)	certifying as to resolutions of the board of directors of Seller approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii)	a certificate of status with respect to Company issued by the appropriate Governmental Authority under the Act;

(iv)
copies of all consents, approvals (other than Applicable Regulatory Approvals), releases from, and filings with, any Governmental Authority or Third Parties required to be obtained by Seller in accordance with the terms of this Agreement in order to effect the transactions contemplated by this Agreement;

(v)	resignations and mutual releases (in the form of Exhibit H) from each of the officers and directors of Company immediately prior to the Closing, effective as of the Closing Date;

(vi)
an agreement (in the form of Exhibit J or such other form as is acceptable to Buyers, acting reasonably) selling, transferring, assigning and conveying all Excluded Assets (except the Company Subsidiaries) to Seller (or a member of Seller Group); and

(vii)	the Seller Credit Support.

(b)
deliver to the Escrow Agent Seller executed joint instruction letter in respect of the release of the Performance Deposit and any interest accrued thereon that is payable to Seller under the Escrow Agreement less any Escrow Agent fees deducted therefrom to Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SHELL

Shell represents and warrants to Seller the following:

4.1	Organization, Existence and Qualification.
Shell is a corporation duly formed, validly existing, and in good standing under the laws of Canada and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Shell is duly registered or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Applicable Law, except where the failure to be so qualified would not materially and adversely affect the ability of Shell to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Shell is an Affiliate of Shell Canada Limited and of Royal Dutch Shell plc.

4.2	Authority, Approval and Enforceability.
Shell has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Shell of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Shell. Assuming the due authorization, execution and delivery by the other Parties, this Agreement is, and when executed and delivered by Shell, will be, the valid and binding obligations of Shell and enforceable against Shell in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws as well as to principles of equity (regardless of whether such enforceability is considered in equity or at law).

4.3	No Conflicts.
The execution, delivery and performance by Shell of this Agreement and the consummation of the transactions contemplated herein will not: (a) conflict with or result in a breach of any provisions of the organizational documents of Shell; (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Shell is a party or by which Shell or any of its property may be bound which would materially and adversely affect the ability of Shell to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; or (c) subject to obtaining Applicable Regulatory Approvals, violate any Applicable Law related to Shell or any of its property in any material respect.

4.4	Consents.
There are no consents or other restrictions, including requirements for consents from Third Parties (including Governmental Authorities), (in each case) that Shell is required to obtain in connection with the consummation of the transactions contemplated under this Agreement, other than the Applicable Regulatory Approvals.

4.5	Bankruptcy.
Shell is solvent, has not instituted and is not subject to, or to Shell’s Knowledge, threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

4.6	Litigation.
There is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Shell’s Knowledge, threatened in writing against Shell that would materially and adversely affect the ability of Shell to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

4.7	Brokers’ Fees.
Shell has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

4.8	Financial Ability.
Shell has and will maintain, through a combination of cash on hand and funds available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated hereby and satisfy all other costs and expenses payable by Shell in connection herewith.

4.9	Independent Evaluation.
Shell is sophisticated, experienced and knowledgeable in the oil and gas business and is aware of the risks of such business. In making its decision to enter into this Agreement and consummate the transactions contemplated hereby:

(a)
Shell has relied or shall rely solely on its own independent investigation and evaluation of Company and the Assets and the advice of its own legal, tax, economic, Environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller or Company; and

(b)
as of the Closing Date, has satisfied itself through its own due diligence as to the Environmental and physical condition of and contractual arrangements and other matters affecting the Assets or Company.

4.10	Accredited Investor.

Shell will acquire the Shell Designated Shares for its own account and not with a view to a sale or distribution thereof in violation of any Applicable Law. Shell is experienced in investment matters, fully understands the transactions contemplated hereby, and has the financial ability and resources to bear the economic risks of the investment in the Shell Designated Shares.

4.11	Anti-Bribery.
In connection with this Agreement, Shell has not made, offered, or authorized and will not make, offer or authorize any payment, money, gift, fee, commission, remuneration or other thing of value to or for the benefit of any Government Official in order to influence an act or decision of the Government Official in his, her or its official capacity, cause the Government Official to act or fail to act in violation of his, her or its lawful duty, or cause the Government Official to influence an act or decision of a Governmental Authority, for the purpose of assisting any Party or its Affiliates in obtaining or retaining business or for the purpose of securing an improper advantage, or in violation of any Anti-Bribery Laws.

4.12	Payments.
Any payments under this Agreement made by Shell shall not constitute the proceeds of crime in contravention of any Applicable Law.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CNRL
CNRL represents and warrants to Seller the following:

5.1	Organization, Existence and Qualification.
CNRL is a company duly formed, validly existing, and in good standing under the laws of Alberta, Canada and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. CNRL is duly registered or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Applicable Law, except where the failure to be so qualified would not materially and adversely affect the ability of CNRL to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. CNRL is publicly traded and not Controlled by any one Person.

5.2	Authority, Approval and Enforceability.
CNRL has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance by CNRL of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of CNRL. Assuming the due authorization, execution and delivery by the other Parties, this Agreement is, and when executed and delivered by CNRL, will be, the valid and binding obligations of CNRL and enforceable against CNRL in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws as well as to principles of equity (regardless of whether such enforceability is considered in equity or at law).

5.3	No Conflicts.
The execution, delivery and performance by CNRL of this Agreement and the consummation of the transactions contemplated herein will not: (a) conflict with or result in a breach of any provisions of the organizational documents of CNRL; (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which CNRL is a party or by which CNRL or any of its property may be bound which would materially and adversely affect the ability of CNRL to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; or (c) subject to obtaining Applicable Regulatory Approvals, violate any Applicable Law related to CNRL or any of its property in any material respect.

5.4	Consents.
There are no consents or other restrictions, including requirements for consents from Third Parties (including Governmental Authorities), (in each case) that CNRL is required to obtain in connection with the consummation of the transactions contemplated under this Agreement, other than the Applicable Regulatory Approvals.

5.5	Bankruptcy.
CNRL is solvent, has not instituted and is not subject to or, to CNRL’s Knowledge, threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

5.6	Litigation.
There is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to CNRL’s Knowledge, threatened in writing against CNRL that would materially and adversely affect the ability of CNRL to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7	Brokers’ Fees.

CNRL has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.8	Financial Ability.
CNRL has and will maintain, through a combination of cash on hand and funds available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated hereby and satisfy all other costs and expenses payable by CNRL in connection herewith.

5.9	Independent Evaluation.
CNRL is sophisticated, experienced and knowledgeable in the oil and gas business and is aware of the risks of such business. In making its decision to enter into this Agreement and consummate the transactions contemplated hereby:

(a)
CNRL has relied or shall rely solely on its own independent investigation and evaluation of Company and the Assets and the advice of its own legal, tax, economic, Environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller or Company; and

(b)
as of the Closing Date, has satisfied itself through its own due diligence as to the Environmental and physical condition of and contractual arrangements and other matters affecting the Assets or Company.

5.10	Accredited Investor.
CNRL will acquire the CNRL Designated Shares for its own account and not with a view to a sale or distribution thereof in violation of any Applicable Law. CNRL is experienced in investment matters, fully understands the transactions contemplated hereby, and has the financial ability and resources to bear the economic risks of the investment in the CNRL Designated Shares.

5.11	Anti-Bribery.
In connection with this Agreement, CNRL has not made, offered, or authorized and will not make, offer or authorize any payment, money, gift, fee, commission, remuneration or other thing of value to or for the benefit of any Government Official in order to influence an act or decision of the Government Official in his, her or its official capacity, cause the Government Official to act or fail to act in violation of his, her or its lawful duty, or cause the Government Official to influence an act or decision of a Governmental Authority, for the purpose of assisting any Party or its Affiliates in obtaining or retaining business or for the purpose of securing an improper advantage, or in violation of any Anti-Bribery Laws.

5.12	Payments.

Any payments under this Agreement made by CNRL shall not constitute the proceeds of crime in contravention of any Applicable Law.

5.13	Investment Canada Act.
CNRL is not a non-Canadian Person for the purposes of the Investment Canada Act.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Exhibits to this Agreement and the Disclosure Materials (including additions, supplements and amendments to the Disclosure Schedule and MOCC-Contract List made pursuant to Section 8.5) and to Section 11.10, Seller represents and warrants to Buyers the following:

6.1	Organization, Existence and Qualification.

(a)	Seller is a company duly formed, validly existing and in good standing under the laws of the Netherlands and has the requisite power and authority to own the Company Shares.

(b)
Company is a corporation duly formed, validly existing and in good standing under the laws of Alberta, Canada, and Company has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Company is duly registered or qualified to do business in all jurisdictions in which it carries on business or owns assets and such qualification is required by Applicable Law, except where the failure to be so qualified would not materially and adversely affect the ability of Company to perform its obligations hereunder.

6.2	Authority, Approval and Enforceability.
Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery by the other Parties, this Agreement is, and when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws as well as to principles of equity (regardless of whether such enforceability is considered in equity or at law).

6.3	No Conflicts.
The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not:

(a)	conflict with or result in a breach of any provisions of the organizational documents of Seller or Company;

(b)
result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Seller is a party or by which Seller or any of its property (including the Company Shares) may be bound which would materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder;

(c)
result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration, in each case in any material respect, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Company is a party or which otherwise relates to the Assets; or

(d)	subject to obtaining Applicable Regulatory Approvals, violate any Applicable Law related to Seller, Company, the Company Shares or the Assets in any material respect.

6.4	Consents.
There are no consents or other restrictions, including requirements for consents from Third Parties (including Governmental Authorities), (in each case) which Seller or Company is required to obtain in connection with the consummation of the transactions contemplated under this Agreement, other than the Applicable Regulatory Approvals.

6.5	Bankruptcy.
Each of Seller and Company is solvent, has not instituted and is not subject to or, to Seller’s Knowledge, threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

6.6	Litigation.

(a)
There is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Seller’s Knowledge, threatened in writing against Seller that would materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Notwithstanding the foregoing, to the extent applicable to the Shell Operated Assets, Seller’s representations and warranties in this Section 6.6(a) are limited to only those matters, events and circumstances of which Seller has Knowledge and of which neither Buyer is aware.

(b)	Other than as set forth in the Disclosure Schedule:

(i)	there are no outstanding Orders and there are no Claims pending or, to Seller’s Knowledge, threatened, against Company or relating to the Non-JV Assets;

(ii)	to Seller’s Knowledge, there are no outstanding Orders and there are no Claims pending or, threatened, against Company relating to the Third Party Operated Assets; and

(iii)
to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to form the basis of a Claim against Company, or relating to the Non-JV Assets or the Third Party Assets, at law or in equity before or by any Governmental Authority, which Claims would in either case, individually or in the aggregate, if adversely determined, have a Material Adverse Effect.

6.7	Title to Company Shares.
Seller is the registered and beneficial owner of the Company Shares. Seller has the power, authority and legal capacity and exclusive right to sell, transfer, assign and deliver the Company Shares as provided in this Agreement, free and clear of any Financial Encumbrances, and upon consummation of the transactions contemplated hereby, such sale, transfer, assignment and delivery to Buyers, each Buyer will acquire at Closing good and valid title to its respective share of the Company Shares free and clear from all Financial Encumbrances.

6.8	Preferential Purchase Rights.
There are no Preferential Purchase Rights to acquire the Company Shares in connection with the transactions contemplated hereby.

6.9	Brokers’ Fees.
Neither Seller nor Company has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyers or any Affiliates of Buyers shall have any responsibility.

6.10	Anti-Bribery.
In connection with this Agreement, neither Seller nor Company has made, offered, or authorized, and will not make, offer or authorize, any payment, money, gift, fee, commission, remuneration or other thing of value to or for the benefit of any Government Official in order to influence an act or decision of the Government Official in his, her or its official capacity, cause the Government Official to act or fail to act in violation of his, her or its lawful duty, or cause the Government Official to influence an act or decision of a Governmental Authority, for the purpose of assisting any Party or its Affiliates in obtaining or retaining business or for the purpose of securing an improper advantage, or in violation of any Anti-Bribery Laws.

6.11	Capital Structure.

Except as set forth in the Disclosure Schedule:

(a)	there are 1,000 Company Shares and no other Interests in or in respect of Company outstanding;

(b)	there are no outstanding:

(i)	equity appreciation, phantom stock or similar rights with respect to Company;

(ii)	securities of Company or of any other Person convertible into or exchangeable for Company Shares or other voting securities of, or any other Interest in, Company; or

(iii)
subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or Contracts to which Company is a party or by which it is bound that obligates Company to (A) issue, deliver, sell, purchase, redeem or acquire Company Shares or other voting securities of, or any other Interest in, Company (or securities convertible into or exchangeable or exercisable for Company Shares or other voting securities of, or any other Interest in, Company) or (B) grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or Contract;

(c)	each of the outstanding Company Shares is duly authorized, validly issued, fully paid and non-assessable;

(d)	there is no agreement, irrevocable proxies, voting trust or other Contract to which Company is a party or by which it is bound relating to the voting of the Company Shares; and

(e)
there are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into or exchangeable for securities having the right to vote or consent) on any matters on which equity holders of Company may vote.

6.12	No Investment Obligation.
Except in relation to JV Assets Agreements and the Material Contracts, there are no obligations, contingent or otherwise, of Company to provide material funds to, or make any material investment in any Person (in the form of a loan, Contribution or otherwise).

6.13	No Company Subsidiaries or Other Assets.
Company does not own or hold, directly or indirectly: (a) any material assets other than the Oil and Gas Assets; or (b) Interests in Persons other than the Company Subsidiaries. The Company Subsidiaries are subject to formal dissolution proceedings initiated by the Company and were not insolvent immediately prior to such dissolution proceedings commencing.

6.14	Financial Statements.

(a)
The Company Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial position, results of operations and cash flows of Company as of the dates thereof and for the periods indicated therein and reflect reserves required by GAAP, if any, of Company.

(b)
The Company Trial Balance is derived from the books and records of Company and accurately reflects such books and records in all material respects, and fairly presents the financial position of Company on December 31, 2016.

6.15	Accounting Practices.
Since December 31, 2015 Company has not received any material complaint, allegation, assertion, expression of concern or claim from any Government Authority regarding the accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Company, including any material complaint, allegation, assertion, expression of concern or claim that Company has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of Company’s board of directors or the audit committee of Company’s board of directors.

6.16	No Undisclosed Material Liabilities.
Except:

(a)	as disclosed or reflected in the Company Financial Statements;

(b)	for liabilities and obligations incurred in the ordinary course of business and consistent with past practice and in compliance with Applicable Law since December 31, 2015; and

(c)	for liabilities and obligations in respect of the Shell Operated Assets,
Company has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise, whether or not such material liabilities would be required by GAAP to be reflected on a consolidated balance sheet of Company as of the Execution Date.

6.17	Off-Balance Sheet Arrangements.
Except as disclosed or reflected in the Company Financial Statements, Company is not a party to any material off-balance sheet arrangements, as that term is understood under GAAP.

6.18	Absence of Certain Changes.
Company has conducted its business in the ordinary course of business consistent with past practice from December 31, 2015 to the Execution Date.

6.19	Intellectual Property.

Except in respect of the Shell Operated Assets, Company has no right, title or interest in and to, any patents, copyrights, know-how, trade secrets, software or similar licences (other than the software or similar licences that are part of the Assets), technology or other intellectual property (other than those things that are included in the Excluded Assets) that are: (i) registered in Company’s name; and (ii) material to the conduct of Company’s business on the Execution Date.

6.20	Tangibles.
In respect of the Tangibles:

(a)	the interest of Seller in and to the Tangibles is equivalent to the interest of Seller in and to the corresponding Petroleum and Natural Gas Rights;

(b)
none of the Tangibles are subject to a sale leaseback arrangement nor have any Tangibles been Encumbered since the Effective Date; however, notwithstanding the foregoing, to the extent applicable to the Shell Operated Assets, Seller’s representations and warranties in this Section 6.20(b) are limited to only those matters, events and circumstances of which Seller has Knowledge and of which neither Buyer is aware;

(c)	the Tangibles related to the Company Operated Assets have not been removed from their locations since the Effective Date other than in the ordinary course of business; and

(d)
to Seller’s Knowledge, the Tangibles related to the Third Party Operated Assets have not been removed from their locations since the Effective Date other than as required in the ordinary course of business.

6.21	Title and Encumbrances.
Although Seller does not warrant title, Seller does represent and warrant that, subject to the terms of the Leases and JV Assets Agreements, Company holds the Oil and Gas Assets free and clear of all Encumbrances created by, through or under Company or its Affiliates.

6.22	Permits.
In respect of the Company Operated Assets, Company holds and is in compliance with all material Permits that are required by Applicable Law for Company to conduct its business as now conducted or as proposed to be conducted prior to the Closing and no such Permits will be impaired or otherwise adversely affected by the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement.

6.23	Wells.
To Seller’s Knowledge, the Disclosure Materials include a list of all Wells in respect of the Company Operated Assets.

6.24	No Restrictions on Business.
Except as set out in the JV Assets Agreements, Company is not a party to or bound by any Contract containing:

(a)
any covenant expressly prohibiting, or materially restricting its right to (i) compete in any line of business or geographic region, or (ii) conduct any material business practice of Company as conducted at the Execution Date; or

(b)	any material active areas of mutual interest provisions or areas of exclusion.

6.25	Operational Matters.
All royalties, overriding royalty interests, production payments, and net profits payments due and payable by Company on or prior to the Execution Date under, with respect to, or on account of:

(a)	the Company Operated Assets have been duly paid or provided for in the accounts of Company; and

(b)	the Third Party Operated Assets, to Seller’s Knowledge have been duly paid or provided for in the accounts of Company.

6.26	Take or Pay Obligations.
Other than the inventory imbalances in the ordinary course of business, Company has no obligations of any kind whatsoever to sell or deliver Hydrocarbons produced from the Oil and Gas Assets to any Person or any Person’s facilities, without being entitled in due course to receive and retain full payment for such Hydrocarbons or that include a requirement for Company to pay a fee for the use of such facilities even if such deliveries are not made.

6.27	Operation of Assets.

(a)	The Company Operated Assets have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and Applicable Law.

(b)	To Seller’s Knowledge, the Third Party Operated Assets have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and Applicable Law.

6.28	No Expropriation.
No Oil and Gas Assets have been taken or expropriated by any Governmental Authority nor, as of the Execution Date, has any notice or proceeding in respect thereof been given or commenced or, to Seller’s Knowledge, threatened.

6.29	Insurance.

(a)	Company is covered by the Insurance Policies issued in favor of Company, which Company has determined to be commercially reasonable, taking into account the industries in which the Company operates.

(b)	With respect to each Insurance Policy:

(i)	the policy is in full force and effect and all premiums due thereon have been paid;

(ii)
to Seller’s Knowledge, Company is not in breach or default, and Company has not taken any action, or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default;

(iii)
to Seller’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Seller or Company with respect to any such policy; and

(iv)	to Seller’s Knowledge, no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

6.30	First Nations, Métis and Native Issues.
Company:

(a)
is not a party to any arrangement or understanding with local First Nations or Métis or tribal or native groups or communities in the vicinity of the Company Operated Assets, or to Seller’s Knowledge, the Third Party Operated Assets; and

(b)
as of the Execution Date, Company has not received notice of any claim with respect to the Company Operated Assets or, to Seller’s Knowledge, the Third Party Operated Assets, by any First Nations or Métis or tribal or native groups, Alberta Environment, the Minister of Environment or any other Governmental Authority, indicating that any of the Company Operated Assets or the Third Party Operated Assets infringe upon or have an adverse effect on aboriginal rights or interests of such First Nations or Métis or tribal or native groups.

6.31	Outstanding AFEs.
Other than as disclosed in the Disclosure Materials, as of the Execution Date there are no authorizations for expenditure issued or approved by Company with respect to the Company Operated Assets or Third Party Operated Assets, pursuant to which Company’s share will be greater than $100,000.

6.32	Taxes.

(a)
Company has filed all Tax Returns, including any elections and designations required by or referred to in any such Tax Returns, which were required to be filed by it with any Governmental Authority prior to the Execution Date. All Tax Returns filed by Company are accurate and complete in all respects.

(b)
Company has withheld, and will continue until the Closing Date to withhold, any Taxes that are required by Applicable Law to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes that have been or will be withheld, to the applicable Governmental Authority.

(c)
Company has paid and will continue until the Closing Date to pay all Taxes, including any amount due on or before the Closing Date, including installments or prepayments of Taxes, which are required to have been paid to any Governmental Authority pursuant to Applicable Law, and no deficiency with respect to the payment of any Taxes or Tax installments has been asserted against it by any Governmental Authority. Company has not incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business. Other than Taxes provided for in the Effective Date Working Capital, Company has no liability or obligation in respect of any Taxes for any Taxable periods ending on or before the Effective Date, and where no Taxable period ends or is deemed to end on or immediately prior to the Effective Date, no liability or obligation for Taxes in respect of any time or event prior to the Effective Date. There are no Financial Encumbrances or any rights of others on any of the Company Operated Assets, or to the Knowledge of Seller, the Third Party Operated Assets, that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(d)	The income Tax liability of Company has been assessed by the relevant Governmental Authority in respect of the Taxation years of Company ending before the Execution Date.

(e)
Company has no outstanding assessments or reassessments for Taxes, and Seller has no Knowledge of any threatened or potential assessment, reassessment or other proceedings, negotiations or investigations in respect of Taxes, against Company.

(f)
Company is not a party to any agreement, waiver or arrangement with any Governmental Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment or reassessment relating to any Tax Return or the payment of any Taxes.

(g)	Company has not made any elections in respect of Taxes pursuant to Applicable Law.

(h)	No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to Company.

(i)	Company is not subject to liability for Taxes of any other Person. Company has not acquired property from any Person in circumstances where Company did or could become liable for any Taxes of such Person. The value of the consideration paid or received by Company for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom Company was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. Company has not entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person.

(j)
Company has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Governmental Authority outside Canada. No Claim has ever been made by a Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(k)
Company is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with Applicable Law. Company has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax or harmonized tax legislation.

(l)	Company has not claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent Taxation year ending prior to the Execution Date.

(m)
Company has not made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision.

(n)
Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by Company with respect to all transactions between Company and any non-resident Person with whom Company was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 1998 and ending on or before the Closing Date.

(o)
Buyers have been provided with copies of the Tax Returns of Company for all periods up to and including December 31, 2015 and all communications to or from any Governmental Authority relating to the Taxes of Company, to the extent relating to periods or events in respect of which any Governmental Authority may by law assess or otherwise impose any such Tax.

(p)
Company’s tax pools at December 31, 2015 were not less than $2,840,313,830, including not less than: (i) $809,995,100 of non-capital losses; (ii) $146,833,949 of cumulative Canadian exploration expenditure; (iii) $8,467,206 of cumulative Canadian development expenditure; (iv) nil cumulative Canadian oil and gas property expenditure; (v) $1,865,059,196 in aggregate of undepreciated capital cost (including not less than $1,395,701,545 of Class 41 undepreciated capital cost); and (vi) $9,958,379 of cumulative eligible capital and investment tax credits. There have been no changes to the foregoing tax pool amounts since December 31, 2015 as a result of transactions undertaken by Company which are outside Company’s ordinary course of business.

6.33	Material Contracts.
As of the Execution Date:

(a)	with respect to the Material Contracts related to the Company Operated Assets:

(i)	all such Material Contracts are set forth in MOCC-Contract List, other than any Seller Group Contracts and any Contracts to which a Buyer or an Affiliate of a Buyer is a party;

(ii)
such Material Contracts are valid and binding obligations of Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity;

(iii)
Company has materially performed all respective obligations required to be performed by it as of the Execution Date under such Material Contracts and Company is not in material breach or material default under any such Material Contract;

(iv)
neither Seller nor Company has received any notice (whether written or oral) of any material breach or material default under any such Material Contract nor, to the Knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under any such Material Contract by any other party thereto; and

(v)
no such Material Contract includes any change of control provision or other provisions which would require the consent of any Person, or a payment by Company to any Person, in connection with the transaction contemplated by this Agreement;

(b)	with respect to the Material Contracts related to the Third Party Operated Assets, to Seller’s Knowledge:

(i)	all such Material Contracts are set forth in MOCC-Contract List, other than any Seller Group Contracts and any Contracts to which a Buyer or an Affiliate of a Buyer is a party;

(ii)
such Material Contracts are valid and binding obligations of Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity;

(iii)
Company has materially performed all respective obligations required to be performed by it as of the Execution Date under such Material Contracts and Company is not in material breach or material default under any such Material Contract;

(iv)
neither Seller nor Company has received any notice (whether written or oral) of any material breach or material default under any such Material Contract nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under any such Material Contract by any other party thereto; and

(v)
no such Material Contract includes any change of control provision or other provisions that would require the consent of any Person, or a payment by Company to any Person, in connection with the transaction contemplated by this Agreement;

(c)	with respect to the Material Contracts related to the Shell Operated Assets and to which Shell or an Affiliate of Shell is not a party, to Seller’s Knowledge:

(i)	all such Material Contracts are set forth in the MOCC-Contract List, other than any Seller Group Contracts and any Contracts to which CNRL or an Affiliate of CNRL is a party;

(ii)
such Material Contracts are valid and binding obligations of Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity;

(iii)
Company has materially performed all respective obligations required to be performed by it as of the Execution Date under such Material Contracts and Company is not in material breach or material default under any such Material Contract;

(iv)
neither Seller nor Company has received any notice (whether written or oral) of any material breach or material default under any such Material Contract nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under any such Material Contract by any other party thereto; and

(v)
no such Material Contract includes any change of control provision or other provisions that would require the consent of any Person, or a payment by Company to any Person, in connection with the transaction contemplated by this Agreement.

6.34	Non-Arm’s Length Transactions.

Other than as set out in the Company Financial Statements:

(a)	Company is not indebted in a non-arm’s length transaction to:

(i)	any director, officer or employee of, or consultant to, Company;

(ii)	any Affiliate or associate of any of the foregoing Persons; or

(iii)	any other Person;
other than in the ordinary course of business and consistent with past practices; and

(b)
no such Person is a party to any non-arm’s length loan, Contract, arrangement or understanding or other transaction with Company other than in the ordinary course of business and consistent with past practices.

6.35	Affiliate Rights.
No Affiliate of Seller (other than Company) owns any property or right (other than the Excluded Assets or as set out in the Seller Group Contracts) that is used by Company and is material to the ownership or operation of the Oil and Gas Assets except as described in the Disclosure Schedule.

6.36	Employment Matters.

(a)
The Disclosure Schedule contains a complete and accurate list of all individuals employed by Company (“Employees”), all contractors retained by Company to provide personnel to augment Company staff (“Contractors”) (collectively, the “Service Providers”), and all officers and directors of Company, including identifying which officers and directors are not Service Providers.

(b)
Except in the ordinary course of business consistent with past practices, Company does not have any agreements, policies or understandings with any Service Providers with respect to any increase in compensation or any change in existing Employee Plans or entitlements.

(c)	Neither Company nor Seller has made any promise or commitment to any Employee to create any new Employee Plan or improve any existing Employee Plan.

(d)	Company is not a party to any written employment contract, severance or termination notice agreement, non-compete or non-solicitation agreement with any Service Provider.

(e)
Company is in material compliance with all Applicable Laws respecting employment including privacy, employment standards, workers’ compensation, human rights, and occupational health and safety, and to the Knowledge of Seller there are no outstanding actual or threatened claims, complaints, investigations or orders under any such Applicable Law.

(f)
There are no payments owing, or that will become owing by Company, in connection with this transaction to any non-Employee director, non-Employee officer or Service Provider of Company, including under any contract, bonus plan, retention arrangement, change of control agreement, or severance obligations or otherwise.

(g)
Company is not subject to any collective agreement and has not made any contracts, letters of understanding or letters of adherence with any labor union or employee association nor made any commitments to or conducted any negotiations with any labor union or employee association with respect to any future agreements, nor have there been any attempts to organize, establish or certify any labor union or employee association, with respect to any Service Providers, nor is there any existing certification, interim certification or voluntary recognition of any union with regard to any Employee or former Employee.

(h)
All employment and contractor costs in respect of each Service Provider have been paid or accrued in the ordinary course, including premium contributions, remittance and assessments for employment insurance, employer health Tax, Canada Pension Plan, income Tax, workers’ compensation, wages, Taxes, salaries, commissions and employee benefit plan payments, contributions and premiums.

(i)
Company does not have, and has no liability or obligation with respect to, any defined benefit pension plan or any registered pension or retirement income or savings plan or benefit with respect to Employees.

(j)
With respect to Employees there are no unfair labor practice complaints, grievances, arbitration proceedings or other employment related claims ongoing, pending or, to the Knowledge of Seller, threatened against the Company with respect to any Employees.

(k)	Except as set out in the Service Provider Letter, no Employee has a non-compete or non-solicitation agreement with Company that would limit or affect the post-Closing activities of such Employee.

6.37	Employee Plans.
The Disclosure Schedule sets forth a true and complete list of all written or oral, funded or unfunded, registered or unregistered employee welfare, bonus, pension, supplemental pension, retirement or retirement savings, retirement benefits other than pension, post-employment and post-retirement benefits other than pension, current or deferred compensation (other than salaries), incentive compensation, stock purchase, stock option, stock appreciation, phantom stock, savings, severance or termination pay, salary continuation, health, dental, hospitalization or other medical benefits, life, disability or other insurance, supplemental unemployment benefits, profit sharing, severance or termination pay, salary continuation and any other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Company for the benefit of any Employee (collectively, “Employee Plans”).

6.38	Environmental Matters.

(a)
There has been no Release by Company at, on, under or adjacent to any Company Operated Assets, or to Seller’s Knowledge, any Third Party Operated Assets in quantities or under circumstances that would require material investigation or remedial action pursuant to applicable Environmental Laws.

(b)
None of the Company Operated Assets, nor to Seller’s Knowledge none of the Third Party Operated Assets is or has been proposed for designation as a contaminated site or similar designation pursuant to Environmental Laws or is the subject of any Claims, including environmental protection orders issued by any Governmental Authority.

(c)	There are no pending Claims, nor to Seller’s Knowledge any threatened Claims, in each case against Company in respect of the Company Operated Assets arising out of any Environmental Laws.

(d)	To Seller’s Knowledge, there are no pending or threatened Claims in each case against Company in respect of the Third Party Operated Assets arising out of any Environmental Laws.

(e)
To the extent required by Environmental Laws, all Releases pertaining to or affecting the Company Operated Assets, and to Seller’s Knowledge the Third Party Operated Assets have been reported to the appropriate Governmental Authority.

(f)
Company has not received: (i) any order or directive which relates to Environmental matters that require any material work, repairs, construction or capital expenditures related to the Company Operated Assets, or, to Seller’s Knowledge, the Third Party Operated Assets; or (ii) any demand or notice with respect to the material breach of any Environmental Law applicable to Company or the Company Operated Assets or to Seller’s Knowledge, the Third Party Operated Assets, including any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Substances.

(g)
There are no material environmental assessments, reports, audits and other documents in Company’s possession (to the extent not superseded by a subsequent assessment, report, audit or other document, as applicable) relating to the Company Operated Assets or to Seller’s Knowledge, the Third Party Operated Assets, or any other such assessments, reports, audits and other documents which, to Seller’s Knowledge, are in Company’s possession that relate to the current or past Environmental condition of any of Company Operated Assets or the Third Party Operated Assets.

6.39	Compliance with Laws.
Company has complied with in all material respects, and is not in material violation of, any Applicable Law with respect to use and operation of the Company Operated Assets, and to Seller’s Knowledge the operator of the Third Party Operated Assets has complied with in all material respects, and is not in material violation of, any Applicable Law with respect to use and operation of the Third Party Operated Assets.

6.40	Books and Records.
In all material respects the Corporate Records contain true, complete and accurate records of all meetings and accurately reflect all other actions taken by Seller in its capacity as shareholder of Company, and the board of directors or similar governing body and all committees of the board of directors or similar governing body of Company.

6.41	Anti-Trust Compliance.
Company has not received any Claim that it has failed to comply with any Applicable Law relating to anti-trust or competition Laws and, to Seller’s Knowledge, Company is not under investigation by any Governmental Authority in respect of any Applicable Law relating to anti-trust or competition Laws.

6.42	Northern Gateway.
For the purposes of this representation, the italicized terms shall have the meanings ascribed thereto in the Northern Gateway Pipeline Project – Oil Export Pipeline Precedent Agreement dated February 21, 2012 between Northern Gateway Pipelines Limited Partnership and Company.
Company:

(a)	is a Supporting Term Shipper in respect of the Northern Gateway pipeline project;

(b)	has not, as of the Execution Date, received confirmation that its Letter of Support has been accepted by Transporter;

(c)	is not a Funding Participant in respect of the Northern Gateway pipeline project;

(d)	has not endorsed or approved the Preparation Plan;

(e)	has not consented or otherwise endorsed or approved the acceleration or commencement of the Technical Studies and the development of the Finance Plan;

(f)	has not, as of the Execution Date, received notification from the Transporter that all of the Transporter Conditions have been satisfied or waived;

(g)	has not executed a Transportation Services Agreement; and

(h)	has no ongoing financial obligation or liability in respect of the Northern Gateway pipeline project.

6.43	Reclamation Trust Fund.
As of the Execution Date, and except for Company’s payment of the 2017 Reclamation Trust Fund Monthly Contribution Amount (as defined in the Reclamation Trust

Agreement), which is based on the figures provided by the Project Administrator (as defined in the Reclamation Trust Agreement) for 2016 and which have yet to be updated:

(a)
Company has materially performed all respective obligations required to be performed by it as of the Execution Date under the Reclamation Trust Agreement and Company is not in material breach or material default under the Reclamation Trust Agreement; and

(b)
neither Seller nor Company has received any notice (whether written or oral) of any material breach or material default under the Reclamation Trust Agreement nor, to the Knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under the Reclamation Trust Agreement by any other party thereto.

ARTICLE 7
ADDITIONAL REPRESENTATIONS TO CNRL
Subject to the matters specifically listed or disclosed in the Exhibits to this Agreement and the Disclosure Materials (including additions, supplements and amendments to the Disclosure Schedule and MOCC-Contract List made pursuant to Section 8.5) and to Section 11.10, Seller represents and warrants to CNRL the following, which representations and warranties are limited to only those matters, events and circumstances of which Seller has Knowledge and of which neither Buyer is aware:

7.1	Tangibles.
The Tangibles related to the Shell Operated Assets have not been removed from their locations since the Effective Date other than in the ordinary course of business.

7.2	Operational Matters.
All royalties, overriding royalty interests, production payments, and net profits payments due and payable by Company on or prior to the Execution Date under, with respect to, or on account of the Shell Operated Assets, have been duly paid or provided for in the accounts of Company.

7.3	Operation of Assets.
The Shell Operated Assets have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and Applicable Law.

7.4	First Nations, Métis and Native Issues.

(a)	Company is not a party to any arrangement or understanding with local First Nations or Métis or tribal or native groups or communities in the vicinity of the Shell Operated Assets.

(b)
As of the Execution Date, Company has not received notice of any claim with respect to the Shell Operated Assets, by any First Nations or Métis or tribal or native groups, Alberta Environment, the Minister of Environment or any other Governmental Authority, indicating that any of the Shell Operated Assets infringe upon or has an adverse effect on aboriginal rights or interests of such First Nations or Métis or tribal or native groups.

7.5	Outstanding AFEs.
As of the Execution Date there are no authorizations for expenditure issued or approved by Company with respect to the Shell Operated Assets, other than those contemplated in the 2017 budget or previous budgets in connection therewith under the AOSP Joint Venture Agreement (including over-expenditures permitted thereunder), pursuant to which Company’s share will be greater than $200,000.

7.6	Material Contracts.
As of the Execution Date with respect to the Material Contracts related to the Shell Operated Assets:

(a)
such Material Contracts are valid and binding obligations of Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity;

(b)
Company has materially performed all respective obligations required to be performed by it as of the Execution Date under such Material Contracts and Company is not in material breach or material default under any such Material Contract;

(c)
neither Seller nor Company has received any notice (whether written or oral) of any material breach or material default under any such Material Contract nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or material default under any such Material Contract by any other party thereto; and

(d)
no such Material Contract includes any change of control provision or other provisions that would require the consent of any Person, or a payment by Company to any Person, in connection with the transaction contemplated by this Agreement.

7.7	Environmental Matters.

(a)
There has been no Release at, on, under or adjacent to any Shell Operated Assets in quantities or under circumstances that would require material investigation or remedial action pursuant to applicable Environmental Laws.

(b)
None of the Shell Operated Assets is or has been proposed for designation as a contaminated site or similar designation pursuant to Environmental Laws or is the subject of any Claims, including environmental protection orders issued by any Governmental Authority.

(c)	There are no pending or threatened Claims in each case against Company in respect of the Shell Operated Assets arising out of any Environmental Laws.

(d)	To the extent required by Environmental Laws, all Releases pertaining to or affecting the Shell Operated Assets have been reported to the appropriate Governmental Authority.

(e)	To the extent required by Environmental Laws, all Releases pertaining to or affecting the Shell Operated Assets have been reported to the appropriate Governmental Authority.

(f)	Company has not received:

(i)	any order or directive which relates to Environmental matters that require any material work, repairs, construction or capital expenditures related to the Shell Operated Assets; or

(ii)
any demand or notice with respect to the material breach of any Environmental Law applicable to the Shell Operated Assets, including any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Substances, in each case that has not also been received by Shell or an Affiliate of Shell.

7.8	Compliance with Laws.
The operator of the Shell Operated Assets has complied with in all material respects, and is not in material violation, of any Applicable Law with respect to use and operation of the Shell Operated Assets.
ARTICLE 8
PRE-CLOSING COVENANTS

8.1	Conduct of Business.
Except (i) in respect of the Excluded Assets, (ii) for actions taken in connection with emergency situations, (iii) as expressly contemplated by this Agreement, or (iv) as expressly consented to in writing by either Buyer (which consent shall not be unreasonably delayed, withheld or conditioned and which consent shall be deemed to be received by Seller unless either Buyer gives Notice to Seller that consent is being withheld within five (5) Business Days of Seller providing Notice to Buyers of a request for such consent), Seller covenants and agrees, during the Pre-Closing Period, that:

(a)
the business of Company shall, in all material respects, be conducted in the ordinary course of business consistent with past practice, and Seller shall cause Company to (i) use commercially reasonable efforts to maintain and preserve Company’s business organization, assets, properties, Employees, goodwill and business relationships, and (ii) to consider any other action reasonably requested by Buyers, consistent with the JV Assets Agreements and Company’s business plans, in order to avoid any material impairment of the condition of the organization, Oil and Gas Assets, Employees, goodwill and business relationships of Company during the Pre‑Closing Period;

(b)	except as otherwise provided in Section 8.9, it will promptly advise Buyers in writing of any Material Adverse Effect in respect of Company that occurs during the Pre-Closing Period;

(c)	it will cause Company to maintain all of the Non-JV Assets in the same condition as they now exist, ordinary wear and tear excepted;

(d)	it will cause Company to maintain the Records in the ordinary course and record all transaction on a basis consistent with past practice;

(e)	Company shall not:

(i)	amend its formation and organizational documents;

(ii)	reorganize, amalgamate or merge with any other Person, including but not limited to, any pre-closing re-organizations conducted by Company during the Pre-Closing Period;

(iii)	redeem, purchase or otherwise acquire any of its securities;

(iv)	split, combine or reclassify any of its securities;

(v)	adopt any shareholder rights plans or similar plans;

(vi)	declare, set aside or pay any dividend or other Distribution or payment in respect of its securities;

(vii)	sell, pledge, lease, license, dispose of or cause or permit any Financial Encumbrance to be created on, the Company Shares or any Encumbrance to be created on the Oil and Gas Assets; or

(viii)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any Interest in any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase of any asset or enter into or extend any option to acquire, or exercise an option to acquire, any assets of any other Person, if any of the foregoing would be material to Company; and

(f)	Company shall not, except to comply with its legal and existing contractual obligations:

(i)	other than in the ordinary course of business consistent with past practice, remove, or substitute the Tangibles related to the Company Operated Assets in any material way;

(ii)
enter into any new agreement or amend (other than to terminate) any existing agreement with Seller or any of its Affiliates, or enter into any new agreement or amend any existing agreement with any officers, directors, or employees of Seller or of any of its Affiliates (including Company), or transfer any property or assets of Company to any such Person;

(iii)
with the exception of those capital expenditures that have been made or otherwise committed to prior to the Execution Date or in respect of the Shell Operated Assets, make any individual capital expenditures in excess of $200,000, other than in the ordinary course of business consistent with past practice;

(iv)
incur any indebtedness with Third Parties or issue any debt securities or assume, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances (excluding any advances to Shell or its Affiliates as operator of the Shell Operated Assets), in the aggregate, in excess of $200,000;

(v)
other than in the ordinary course of business consistent with past practice, or in respect of the Shell Operated Assets, pay, discharge, or satisfy any material claims, liabilities or obligations in excess of $200,000;

(vi)	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing Material Contract;

(vii)	pay any long-term liability other than (A) in accordance with the terms of that liability or with Applicable Law, and (B) in the ordinary course of business consistent with past practice;

(viii)
other than in the ordinary course of business consistent with past practice, increase or change the compensation (including bonuses) or benefits of any of the Employees, officers, independent contractors or directors of Company or pay to any Employee, officer, independent contractor or director of Company any pension, severance or termination amount or other benefit; or

(ix)	change its method of tax accounting or make or change any material Tax election, or finally resolve any material Tax dispute.

8.2	Access and Assistance.

(a)
During the Pre-Closing Period, Seller will, and will cause Company to, afford Buyers reasonable access with prior notice, during normal business hours and in such manner as not to unreasonably interfere with normal operation of Seller’s or Company’s business, to the Records for the purpose of Buyers conducting a reasonable due diligence review of Company, but only to the extent that Seller or Company may do so without violating any obligations to a Third Party and to the extent that Seller or Company has the authority to grant such access. Seller shall have the right to have a representative present at all times during such review.

(b)
During the Pre-Closing Period, and, if Closing occurs, for a period of one (1) year after the Closing Date, as reasonably requested by CNRL for the purposes of making disclosures to the Financing Providers in order to obtain the Financing, Seller shall provide to CNRL, and CNRL shall be permitted to disclose to the Financing Providers, such information as is contemplated by Section 12.6, on such terms and conditions as provided in Section 12.6, mutatis mutandis.

(c)
Notwithstanding Sections 8.2(a) and 8.2(b), Buyers shall have no right of access to, and Seller shall have no obligation to provide to Buyers, either directly or through Company, information relating to:

(i)	offers received from others in connection with the transactions contemplated hereby (or similar transactions) and information and analyses (including financial analyses) relating to such offers;

(ii)
any information the disclosure of which would jeopardize any privilege available to Seller relating to such information or would cause Seller to breach a confidentiality obligation or other Contractual obligation; or

(iii)	any information the disclosure of which would result in a violation of Applicable Law.

(d)
Buyers shall hold in confidence all such information and information received or reviewed in accordance with this Section 8.2 on the terms and subject to the conditions contained in the Confidentiality Agreement.

8.3	Pre-Closing Transactions.

(a)
Seller shall and shall cause Company to terminate each Seller Group Contract effective on or prior to the Closing Date without any termination payment or other liability of either party thereto or either Buyer as a result of such early termination. For greater clarity: (i) each member of Seller Group and Company shall be entitled to receive payment of all liabilities which are bona fide incurred and accrued under such Seller Group Contract, and Seller and Company shall make all such payments prior to Closing; and (ii) except as set out in Section 8.3(a)(i) and in respect of any Net Amount Owed to/from Seller Group, there shall not be any adjustment to the Purchase Price pursuant to Section 2.4(a), 2.4(b), 2.7 or otherwise hereunder as a result of any such early termination. Seller, Company, and each party to Seller Group Contracts shall execute a mutual release of all liabilities under each Seller Group Contract with such mutual releases to be effective as of Closing.

(b)	Seller shall and shall cause Company to use reasonable efforts to settle all amounts owing by Company to Seller Group and by Seller Group to Company, including any amounts under

Section 8.3(a), prior to Closing, with the intention that the Net Amount Owed to/from Seller Group at Closing will be zero.

(c)	Seller shall cause Company to use reasonable efforts to finalize the dissolution of the Company Subsidiaries prior to Closing.

(d)
Seller shall and shall cause Company to convey the Excluded Assets, other than the Company Subsidiaries, to Seller or Seller’s nominee at or before Closing for nominal consideration, and Buyers shall provide reasonable assistance therewith.

8.4	Applicable Regulatory Approvals.

(a)
As promptly as practicable, but in no event later than ten (10) Business Days following the Execution Date, CNRL shall file with the Commissioner a request for an ARC or a no action letter in respect of the transactions herein. If requested by the Buyers, each of the Parties shall file with the Commissioner the notification required under section 114(1) of the Competition Act for the transactions herein within ten (10) Business Days following such request.

(b)	Shell shall file an application for Investment Canada Approval as promptly as practicable, but in no event later than fifteen (15) Business Days following the Execution Date.

(c)	With respect to obtaining the Applicable Regulatory Approvals, each Party shall:

(i)
cooperate and provide information and assistance to the other Parties to obtain the Applicable Regulatory Approvals and in respect of any notification, application, filing or response to information requests or submissions related to the Applicable Regulatory Approvals;

(ii)
not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with the Governmental Authority to not consummate the transactions herein, except upon the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed;

(iii)	submit any information requested by any Governmental Authority in connection with any Applicable Regulatory Approval as promptly as practicable; and

(iv)
furnish to each other such information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary or mutually desirable under Applicable Law.

(d)	With respect to, and in connection with obtaining, Competition Act Approval:

(i)	Unless otherwise agreed to by the Parties, and provided such approach is agreed to by the Commissioner and the ICA Minister prior to submitting the applications for Competition Act Approval and Investment Canada Approval respectively, the applications for Competition Act Approval and Investment Canada Approval shall contemplate that the Proposed Transaction could involve: (A) the acquisition by Shell of the Shell Designated Shares and the acquisition by CNRL of the CNRL Designated Shares; (B) the delivery of a Buyer Adjustment Notice by Buyers where CNRL is the Adjusting Buyer, as contemplated in Section 2.9(b)(i)); or (C) the delivery of a Buyer Adjustment Notice by Buyers where Shell is the Adjusting Buyer, as contemplated in Section 2.9(b)(ii).

(ii)	Each Party shall:

(A)	consult with the other Parties on the preparation of the application for Competition Canada Approval:

(B)	permit the other Parties to review in advance any proposed written communications to the applicable Governmental Authority;

(C)	provide the other Parties a reasonable opportunity to comment on any draft written materials or correspondence proposed to be sent in connection with obtaining Competition Act Approval;

(D)	provide the other Parties with final copies of such materials or correspondence; and

(E)
keep the other Parties apprised of the status of any communications with, and provide copies or summaries of such communications to the other Parties as are material, as well as provide copies to the other Parties of any inquiries or requests for additional information from the applicable Governmental Authority.

(iii)
A Party will not participate in any meeting or discussion (whether in person, by phone or otherwise) with the applicable Governmental Authority, unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend thereat except: (A) the applicable Governmental Authority expressly requests that the other Parties should not be present at the meeting or discussion or part or parts of the meeting or discussion; or (B) where competitively or commercially sensitive information may be discussed, in which case legal counsel to the other Parties may participate in such meetings and discussions with the applicable Governmental Authority.

(e)	With respect to, and in connection with obtaining, Investment Canada Approval, if required:

(i)	Shell shall consult with CNRL and Seller on the preparation of the application for Investment Canada Approval and:

(A)	permit external legal counsel of CNRL and Seller to review in advance any proposed written communications to the applicable Governmental Authority;

(B)
provide external legal counsel of CNRL and Seller with a reasonable opportunity to comment on any draft written materials or correspondence proposed to be sent in connection with obtaining Investment Canada Approval; and

(C)	provide external legal counsel of CNRL and Shell with final copies thereof;

(ii)
Shell will not participate in any meeting or discussion with the applicable Governmental Authority unless Shell consults with external legal counsel for the other Parties in advance and gives external legal counsel the opportunity to attend thereat except where the applicable Governmental Authority expressly requests that external legal counsel of the other Parties should not be present at the meeting or discussion or part or parts of the meeting or discussion; and

(iii)
Shell will keep CNRL and Seller apprised of the status of Shell’s application for Investment Canada Approval and provide summaries of all material communications with the applicable Governmental Authority; provided that, summaries of material communications involving competitively or commercially sensitive information may be provided by Shell solely to external legal counsel of the other Parties.

(f)	All filing fees and applicable taxes payable in respect of obtaining the Applicable Regulatory Approvals shall be paid by Buyers.

(g)
Notwithstanding any provision in this Agreement, including this Section 8.4, but subject to the obligation to proceed diligently and in good faith, and to use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction compliance with the conditions of Closing as they pertain to Applicable Regulatory Approvals, Buyers shall not be required to divest, or hold separately, any business or assets of Buyers or the Assets or to take a measure or behavioral remedy that may be necessary to secure the Applicable Regulatory Approvals, if any such actions or measures would:

(i)
reasonably be expected to have a material adverse effect on the existing business or operations of Shell or CNRL or a Material Adverse Effect on the existing business or operations of Company, as currently conducted; or

(ii)	require Shell to commence or defend judicial or administrative proceedings to contest any objections to the transactions herein by a Governmental Authority.

(h)
If any Party is required to consult with or provide information to another Party that the providing Party determines, acting reasonably, to relate to, or to be competitively or commercially sensitive information (or otherwise reasonably determines in respect thereof that disclosure should be restricted), the providing Party may restrict such consultation with or provision of such information to the other Party’s legal counsel (including in-house legal counsel unless the context otherwise specifies) and shall provide a redacted copy of such information excluding such competitively or commercially sensitive information from such information.

(i)
Each Party shall give Notice to each other Party when it obtains an Applicable Regulatory Approval, if a Governmental Authority refuses to give an Applicable Regulatory Approval, or if that Party determines that an Applicable Regulatory Approval is not required.

8.5	Amendment to the Disclosure Schedule.

(a)
Seller shall have the continuing right until not later than seven (7) Business Days prior to Closing to add to, supplement or amend the Disclosure Schedule and the MOCC-Contract List with respect to any matters which, if known on the Execution Date, would have been required to be set forth or described in the Disclosure Schedule or MOCC-Contract List (each a “Disclosure Update”). Seller shall give Notice to Buyers of all such Disclosure Updates.

(b)
Each Buyer shall give Seller Notice of any Disclosure Update Defects and/or any Pre-Closing Defects as soon as reasonably practical and in any event prior to the Closing Date. A Buyer’s delivery of such Notice, or its failure to give such Notice, shall not prejudice such Buyer’s rights under Section 11.1(a) in respect of Disclosure Update Defects and Pre-Closing Defects, as applicable, if Closing occurs.

(c)
If Buyers or Seller believe that any Disclosure Update Defect or Pre-Closing Defect, alone or in the aggregate with all other Disclosure Update Defects and Pre-Closing Defects, is or are reasonably expected to result in Claims for Losses under Section 11.1(a) of twenty-five (25)% or more of the unadjusted Purchase Price, either Buyers or Seller may elect, prior to Closing, in their sole discretion, to terminate this Agreement. If a Party terminates this Agreement in accordance with this Section 8.5(c) such termination shall be, without prejudice to Section 10.3, the Parties’ sole and exclusive remedy in respect of any Disclosure Update Defects and Pre-Closing Defects and each Party hereby waives all other rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) that it may have against the other Parties in connection with any Disclosure Update Defects and Pre-Closing Defects. Any dispute between Seller and Buyers regarding the existence of the right to terminate set out herein, shall be resolved by an expedited arbitration process in accordance with Section 12.12, except that an arbitration shall be commenced within fifteen (15) days of the Initial Notice, the time for the responding Party to submit its answer to the demand for arbitration and nominate its arbitrator is abridged to fifteen (15) days, the time for the Parties to jointly nominate the third arbitrator is fifteen (15) days, and the arbitration award shall be issued within sixty (60) days of commencing arbitration, and, in the event the last Applicable

Regulatory Approval has been received, the Closing Date (if Closing occurs) shall be deferred until the date that is the last Business Day of the calendar month in which such dispute is resolved, provided, however, that if such last Business Day is less than seven (7) Business Days after such determination is made, then Closing shall occur on the fifteenth (15th) calendar day of the next calendar month, or the next Business Day if such day is not a Business Day, and the Outside Date shall be deferred to the later of: (i) the date falling nine (9) months after the Execution Date; and (ii) the date falling thirty (30) days after the Closing Date as determined pursuant to this Section 8.5(c).

(d)	Except as set forth in Section 8.5(c), Buyers shall not be entitled to terminate this Agreement for any breach of Seller’s representations and warranties.

(e)	All Claims arising out of Disclosure Update Defects and Pre-Closing Defects shall be deemed to be Claims for Losses for all purposes under this Agreement.

8.6	Section 116 Clearance Certificate.

(a)
Seller hereby represents that Seller is resident in the Kingdom of the Netherlands for purposes of the Canada-Netherlands Tax Treaty, and that the Company Shares will constitute “treaty-protected property” and “treaty-exempt property” of Seller at the time of Closing for the purposes of section 116 of the Tax Act.

(b)	Subject to Section 8.6(c), each Buyer agrees not to withhold, pursuant to section 116 of the Tax Act, any portion of its respective portion of the Purchase Price.

(c)	Clearance Certificate

(i)
Each Buyer does not assume and will not be liable for any Taxes which may be or become payable by Seller or Buyers, including any Taxes resulting from or arising as a consequence of the sale by Seller of the Company Shares herein contemplated.

(ii)
If Buyers have not received a certificate issued by the CRA pursuant to section 116(4) of the Tax Act that supports the Purchase Price as adjusted pursuant to this Agreement (a “Clearance Certificate”) with respect to the disposition of the Company Shares under this Agreement prior to the date on which the Final Payment Amount is due hereunder:

(A)
Buyers shall withhold from the Final Payment Amount otherwise payable under Section 2.2(e) an amount equal to 25% of the Purchase Price as adjusted in accordance with this Agreement pursuant to section 116(5) of the Tax Act together with any applicable penalties and interest reasonably determined by Buyers to be owing by Buyers under section 116(5) of the Tax Act (and any other provision of the Tax Act relating to such liability) up to the time that Buyers’ obligations under section 116

(5) of the Tax Act are anticipated to be fully satisfied or resolved (the “Withholding Amount”); and

(B)
Buyers shall forthwith remit the Withholding Amount to the Receiver General for Canada in satisfaction of Buyers’ withholding tax liability in respect of the purchase of the Company Shares from Seller under the Tax Act, unless Seller provides evidence satisfactory to Buyers (acting reasonably) that the Canadian Minister of National Revenue has instructed that the funds not be remitted at such time (in which case the Withholding Amount shall continue to be held and remitted to the Receiver General for Canada on the date the Canadian Minister of National Revenue requests such amounts to be remitted).

(iii)
If Buyers have withheld the Withholding Amount, then upon delivery of the Clearance Certificate to Buyers, Buyers shall pay Seller the Withholding Amount (or any remaining amounts that have not otherwise been remitted to the Receiver General of Canada) within three (3) Business Days.

(iv)
In the event a Clearance Certificate is not obtained before November 1, 2018 Buyers shall forthwith pay the Withholding Amount to the Receiver General for Canada. The payment of the Withholding Amount as aforesaid shall satisfy the obligation of Buyers in respect of the corresponding part of the Final Payment Amount.

(d)
If Closing occurs, and whether or not any payment is made as aforesaid to the Receiver General for Canada, Seller shall indemnify and save harmless each Buyer from and against any and all damages, liabilities, costs, charges, interest, penalties or expenses of any nature whatsoever suffered, incurred or payable by each Buyer in respect of the foregoing or as a result of, or by reason of, the failure to withhold and remit any amount owing pursuant to section 116 of the Tax Act, within the time specified for such remittance in subsection 116(5) of the Tax Act, in connection with the acquisition by each Buyer of any Company Shares from Seller, including in respect of any Claims made by Buyers following the Final Payment Date pursuant to this Section 8.6(d).

(e)
Notwithstanding anything to the contrary contained in this Agreement, the indemnity in Section 8.6(d) shall terminate and be of no further effect only if and when Seller obtains a Clearance Certificate in respect of the disposition of the Company Shares pursuant to this Agreement.

(f)	Seller agrees that, at Closing, it will execute and deliver to Buyers Part D of the CRA form titled: “NOTIFICATION OF AN ACQUISITION OF TREATY-PROTECTED PROPERTY FROM A NON-RESIDENT SELLER”.

8.7	Release of Seller Group Guaranties and Letters of Credit.
During the Pre-Closing Period:

(a)	Seller shall pursue the release or termination of any Seller Group Guaranties and Letters of Credit listed as items 3, 4 and 7 in Exhibit F; and

(b)
Buyers, with the support of Seller, shall diligently pursue and use commercially reasonable efforts to obtain the release or termination of all other Seller Group Guaranties and Letters of Credit with effect from the Closing Date, including by providing any replacement security required to obtain the release or termination of the Seller Group Guaranties and Letters of Credit.

8.8	Privacy.

(a)
Prior to Closing, Buyers shall not use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transaction and will comply with applicable Privacy Laws in that regard.

(b)
Buyers acknowledge and confirm that the disclosure of Personal Information is necessary for the purposes of determining if Buyers shall proceed with the transaction, and that the disclosure of Personal Information relates solely to the carrying on of the business of Company, or the completion of the transaction.

(c)
Buyers shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or other service providers responsible for processing that Disclosed Personal Information to protect the confidentiality of that information in a manner consistent with Buyers’ obligations hereunder. Buyers shall ensure that access to the Disclosed Personal Information shall be restricted to those Service Providers of Buyers who have a bona fide need to access that information.

(d)	If this Agreement is terminated for any reason whatsoever, Buyers shall:

(i)	promptly return or cause to be returned to Company all of the Disclosed Personal Information; or

(ii)	destroy or have destroyed all of the Disclosed Personal Information, in each case in whatever form it may be held by Buyers, and shall not retain any copies or other reproductions thereof (whether written, electronic, magnetic or otherwise). Furthermore, Buyers shall, upon the written request of Seller, provide an officer’s certificate certifying to Seller and Company that the terms and conditions of this Section 8.8 have been complied with. Notwithstanding anything to the contrary herein, it is understood and agreed that a Buyer’s computer systems may automatically back up Disclosed Personal Information. To the extent that such computer back up procedures create copies of the Disclosed Personal Information, such Buyer may retain such copies in its archival or back up computer storage for the period it normally archives backed up computer records, which copies shall be subject to the provisions of this Agreement and the Confidentiality Agreement until such records are destroyed, and shall not be accessed by such Buyer during such period of archival or back up storage other than as might be required by this Agreement. Notwithstanding the return or destruction of the Disclosed Personal Information as herein provided, Buyers will continue to be bound by the obligations of this Section 8.8.

8.9	Pre-Closing Period Insurance Matters.

(a)
If any Project Assets, or any portion thereof, are materially damaged or destroyed by fire or other casualty loss during the Pre-Closing Period and Company’s share of the Restoration Cost therefor are $50,000,000 or more (a “Casualty Loss”), Shell shall give Notice to the other Parties within two (2) Business Days of the Casualty Loss, which Notice shall include reasonable details of the Casualty Loss and Project Assets affected, Shell’s determination of Company’s share of the cost of restoring such damaged or destroyed Project Assets to a condition reasonably comparable to its prior condition (such cost of restoration with respect to any Project Assets, as estimated by a qualified firm and selected by Shell in good faith) (“Restoration Cost”). Subject to Seller’s right to challenge and audit the Restoration Cost, Seller may, in its sole discretion, elect to (i) reduce the Purchase Price by the Restoration Cost, or (ii) pay Company an amount equal to the net insurance proceeds of the Casualty Loss within thirty (30) days following receipt thereof.

(b)
In the event of a disagreement between Seller and Buyers regarding the quantum of the Restoration Cost, the Parties agree to submit to expedited administered expert proceedings in accordance with the International Chamber of Commerce Rules for the Administration of Expert Proceedings (2015), which are incorporated herein by reference. The Parties, with Buyers considered as one Party and Seller considered as the other Party, shall agree on the appointment of an independent, qualified expert, failing which, an expert shall be appointed by the International Chamber of Commerce Centre for ADR. Any hearings under the expert proceedings shall take place in Calgary, Alberta. The Parties agree that the findings of the expert shall be contractually binding on them. The conduct of the expert proceedings and the information arising therein is to be kept confidential except as otherwise required by Applicable Law. In the event that the last Applicable Regulatory Approval has been received, the Closing Date (if Closing occurs) shall be deferred until the date that is the last Business Day of the calendar month in which such determination is made, provided, however, that if such last Business Day is less than seven (7) Business Days after such determination is made, then Closing shall occur on the fifteenth (15th) calendar day of the next calendar month, or the next Business Day if such day is not a Business Day, and the Outside Date shall be deferred until the later of: (i) the date falling nine (9) months after the Execution Date; and (ii) the date falling thirty (30) days after the Closing Date as determined pursuant to this Section 8.9(b).

(c)
If the Restoration Cost as agreed to between Seller and Buyers, or as otherwise determined pursuant to Section 8.9(b), is equal to or greater than 25% of the unadjusted Purchase Price, either Buyers or Seller may elect, within two (2) Business Days of Shell’s Notice under Section 8.9(a), or if the Restoration Cost is in dispute, within two (2) Business Days of the determination of the Restoration Cost pursuant to Section 8.9(b), in their sole discretion, to terminate this Agreement. If Buyers terminate the Agreement in accordance with this Section

8.9(c), such termination shall be, without prejudice to Section 10.3, Buyers’ sole and exclusive remedies in respect of a Casualty Loss, and Buyers hereby waive all other rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) that it may have against Seller in connection with any Casualty Loss.

(d)
If any Non-JV Assets or Third Party Operated Assets, or any portion thereof, are damaged or destroyed by fire or other casualty loss between the Effective Date and the Execution Date, and Company is entitled to pursue a claim under the Insurance Policies for such casualty loss, then Seller will pursue (and will cause Company to pursue prior to Closing) such claim. Buyers shall reimburse Seller Group for all reasonable costs that Seller Group incurs in pursuing any such claims. If Seller is successful in pursuing such claim, then Seller shall pay each Buyer its Proportionate Share of the net proceeds that Seller receives for such claim under the Insurance Policies within thirty (30) Days after receipt thereof. Notwithstanding the foregoing, Seller may elect at any time not to pursue any claim that Company would otherwise be entitled to pursue, and instead pay each Buyer its Proportionate Share of the net proceeds that Company would have been entitled to under the Insurance Policies had Seller successfully pursued such claim.

8.10	Information Technology Transition.
Buyers acknowledge and understand that Company utilizes enterprise-wide or similar information technology and license agreements that have been entered into by various members of Seller Group, and that Company will no longer be authorized to use or benefit from such agreements following Closing. During the Pre-Closing Period, Buyers and Seller shall reasonably cooperate with respect to transition activities, including the transition of Company onto Buyers’ information technology systems that will occur in relation to the transfer of Company Shares from Seller to Buyers at Closing.

8.11	Employee Matters.

(a)
Within four (4) Business Days of the Execution Date, Seller shall provide Buyers with a complete and accurate list of Employees, specifying their name, length of service, title, location of employment, status as full-time or part-time, compensation (including salary range or wage and any bonuses, allowances, stock options, or other incentive compensation or Employee Plan entitlements, for the past two years), vacation entitlement and any accrued but unused vacation, and whether the Employee is on a leave of absence (and if so, the nature of that leave, the date the leave commenced and the anticipated date of return) (the “Service Provider Letter”). The Service Provider Letter shall also contain a complete and accurate list of Contractors specifying the scope of work, contract term, rates, and termination provisions for each engagement.

(b)
No fewer than ten (10) Business Days prior to Closing, one of the Buyers shall advise Employees of the terms of their continued employment with Company or provide such Employees with an offer employment (the terms of continued employment or offer are collectively, an “Offer”) in writing with one of the Buyers. Each Offer shall include terms and conditions of employment, including compensation and benefits, which are comparable in the aggregate to the terms and conditions of the Employee’s employment compensation and benefits with Seller at the time the Offer is made and will specify, inter alia, that:

(i)
the Employee’s accrued continuous service with Seller and any predecessor of Seller shall be recognized for all purposes, including statutory and common law notice and pay in lieu and vacation entitlement;

(ii)	if the Offer is accepted by an Employee, his or her employment will commence immediately after Closing;

(iii)	the acceptance of an Offer by the Employee will be conditional on Closing occurring;

(iv)	failure to accept an Offer shall effect the termination of the Employee at Closing; and

(v)	the Employee shall have at least seven (7) days from receipt of an Offer to accept such Offer.

8.12	Pre-Emptive Rights.
Seller shall provide Buyers with any notice received by Company (a “Pre-Emptive Rights Notice”) regarding a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right or a request for consent in respect of a ROFR Transaction (a “Pre-Emptive Right”). Seller shall:

(a)
if (A) such Pre-Emptive Rights Notice is a request for consent, and (B) the ROFR Transaction and the parties thereto satisfy any and all applicable provisions and requirements of the applicable JV Assets Agreements (including Article 11 (Dispositions) of AOSP Joint Venture Agreement) and any other applicable agreements, cause Company to promptly provide its consent to such ROFR Transaction; and

(b)
if such Pre-Emptive Rights Notice is a request for a waiver of such Pre-Emptive Rights, cause Company not to actively waive or to exercise such Pre-Emptive Rights without the prior consent of Buyer; provided however, for certainty, that Seller shall be allowed to cause Company to permit such Pre-Emptive Rights to expire on their terms without the consent of Buyers.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1	Buyers’ Conditions Precedent.

The obligations of Buyers to consummate the transactions provided for herein are subject to the fulfillment by Seller or waiver by Buyers, on or prior to Closing, of each of the following conditions:

(a)	Disclosure Update Defects and Pre-Closing Defects. Buyers shall not have elected to terminate this Agreement pursuant to Section 8.5(c).

(b)
No Legal Proceedings. No material Claim by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(c)
Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyers the documents and other items required to be delivered by Seller under Sections 3.4(a)(i), 3.4(a)(vii) and 3.4(b).

(d)	Applicable Regulatory Approvals. The Parties have received the Applicable Regulatory Approvals.

(e)	No Casualty Loss Termination Election. Buyers shall not have elected to terminate this Agreement pursuant to Section 8.9(c).

(f)	Ancillary Transaction. The Ancillary Transaction shall have closed.
The conditions contained in this Section 9.1 shall be for the sole and exclusive benefit of Buyers and may, without prejudice to any of the rights of Buyers contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved dealing with or similar to the condition or conditions waived), be waived by Buyers, in writing, in whole or in part, at any time.

9.2	Seller’s Conditions Precedent.
The obligations of Seller to consummate the transactions provided for herein are subject to the fulfillment by Buyers or waiver by Seller, on or prior to Closing, of each of the following conditions:

(a)	Disclosure Update Defects and Pre-Closing Defects. Seller shall not have elected to terminate this Agreement pursuant to Section 8.5(c).

(b)
No Legal Proceedings. No material Claim by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(c)
Closing Deliverables. Buyers shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyers under Sections 3.3(a)(i), 3.3(a)(ii), 3.3(a)(v) and 3.3(b).

(d)	Applicable Regulatory Approvals. The Parties have received the Applicable Regulatory Approvals.

(e)	No Casualty Loss Termination Election. Seller shall not have elected to terminate this Agreement pursuant to Section 8.9(c).
The conditions contained in this Section 9.2 shall be for the sole and exclusive benefit of Seller and may, without prejudice to any of the rights of Seller contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved dealing with or similar to the condition or conditions waived), be waived by Seller in writing, in whole or in part, at any time.

9.3	Efforts to Fulfill Conditions to Closing and Other Matters.
The Parties shall proceed diligently in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions to Closing.
ARTICLE 10
TERMINATION, DEFAULT AND REMEDIES

10.1	Right of Termination.
This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)	by Seller, at Seller’s option, if any of the conditions in Section 9.2 have not been satisfied on or before the Outside Date;

(b)	by Buyers, at Buyers’ option, if any of the conditions in Section 9.1 have not been satisfied on or before the Outside Date;

(c)
by Seller, at Seller’s option, if either Buyer is in breach of its obligation under Section 2.2(c) or 2.9(c)(iv) and, following Notice thereof from Seller to Buyers specifying such breach, such breach is not corrected within a period of four (4) Business Days after Buyers’ receipt of Notice thereof from Seller;

(d)	by Buyers, at Buyers’ option, or by Seller, at Seller’s option, pursuant to Section 8.5(c), or 8.9(c); or

(e)	by Seller or Buyers if Closing has not occurred on or before the Outside Date.

10.2	Effect of Termination.
If this Agreement is terminated by Seller or Buyers pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its respective Affiliates, including Company, directors, managers, officers, members or stockholders, except pursuant to the provisions of Sections 8.2(d), 8.8(d), 10.2, 10.3, 10.4, 11.2(d), 11.14, 11.22, 12.2, 12.5, and 12.7 and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, that the termination of this Agreement will not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination.

10.3	Distribution of Performance Deposit and Break Fee upon Termination.

(a)	If this Agreement is terminated:

(i)	by Seller pursuant to:

(A)	Section 10.1(a) in respect of a condition in Section 9.2(c);

(B)	Section 10.1(c); or

(C)	Section 10.1(a) or Section 10.1(e), because the condition in Section 9.1(f) has not been satisfied or waived before the Outside Date;

(ii)	by Buyers pursuant to:

(A)	Section 10.1(b) in respect of the condition in Section 9.1(f); or

(B)	Section 10.1(b) or Section 10.1(e), because the condition in Section 9.1(f) has not been satisfied or waived before the Outside Date;

(iii)
by Seller pursuant to Section 10.1(a) if the condition in Section 9.2(d) is not satisfied before the Outside Date on the basis of or for reasons directly related to or associated with the non-satisfaction of the condition in Section 9.1(f) and for certainty, whether or not Buyers have complied with or are in breach of their obligations under Section 8.4(g) or Section 9.3; or

(iv)
by Buyers pursuant to Section 10.1(b) if the condition in Section 9.1(d) is not satisfied before the Outside Date on the basis of or for reasons directly related to or associated with the non-satisfaction of the condition in Section 9.1(f) and for certainty, whether or not Buyers have complied with or are in breach of their obligations under Section 8.4(g) or Section 9.3;

then

(v)
Seller and Buyers shall execute a direction to Escrow Agent in accordance with the terms of the Escrow Agreement directing the payment of the Performance Deposit (plus accrued interest, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) to Seller and Seller may retain the Performance Deposit and interest thereon free of any claims by Buyers or any other Person with respect thereto; and

(vi)	Buyers shall each pay to Seller their Proportionate Share of the Break Fee Amount within five (5) Business Days of such termination.
The retention of the Performance Deposit and the payment of the Break Fee Amount by Buyers to Seller shall be Seller’s sole and exclusive remedy in respect of such termination of this Agreement, and the aggregate of such amounts (i) represent a genuine estimate by the Parties of the damages that Seller will suffer for the failure of the transactions contemplated hereby to Close, having regard to such matters as the nature of Company and the Assets, the amount of the Purchase Price, the length of the Interim Period and the time and expense to be incurred by Seller, and (ii) shall be liquidated damages and not a penalty.

(b)	If this Agreement is terminated and Seller is not entitled to the Performance Deposit and Break Fee Amount under Section 10.3(a), then:

(i)
Seller and Buyers shall execute a direction to Escrow Agent in accordance with the terms of the Escrow Agreement directing the payment of the Performance Deposit (plus accrued interest, if any, less the Escrow Agent’s fees deducted from the escrow account balance, if any) to Buyers (pro rata based on the Shell Proportionate Share and CNRL Proportionate Share, respectively, on the date of termination); and

(ii)	Buyers shall not be liable to pay the Break Fee Amount to Seller.

10.4	Return of Documentation and Confidentiality.
Upon termination of this Agreement, Buyers shall return to Seller all data and information furnished by Seller to Buyers and all reports prepared by Third Parties on behalf of Buyers in connection with its due diligence investigation of Company and the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of each Buyer shall certify same to Seller in writing. Seller agrees that Buyers make no representations or warranties as to, and shall have no liability to Seller for, the information contained in any such reports. In addition, the Parties shall continue to comply with the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, it is understood and agreed that a Buyer’s computer systems may automatically back up such data and information. To the extent that such computer back up procedures create copies of Seller’s data and information, such Buyer may retain such copies in its archival or back up computer storage for the period it normally archives backed up computer records, which copies shall be subject to the provisions of this Agreement and the Confidentiality Agreement until such records are destroyed, and shall not be accessed by such Buyer during such period of archival or back up storage other than as might be required by this Agreement.
ARTICLE 11
POST-CLOSING COVENANTS

11.1	Seller Indemnity.

Effective as of Closing, Seller shall be liable to Buyers for, shall pay on a current basis, and as a separate and independent covenant hereby agrees to defend, indemnify and hold harmless Buyers, and their respective Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims that may be brought against Buyer Indemnified Parties and any Losses that Buyer Indemnified Parties may suffer, sustain, pay or incur, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)	any breach by Seller of any of its representations or warranties contained in Article 6 or Article 7;

(b)	any breach by Seller of any of its covenants or agreements under this Agreement, including any indemnity obligations of Seller set out in Section 8.6(d) or elsewhere in this Agreement; and

(c)	the Excluded Assets, including the Company Subsidiaries,
except any Losses insofar as they are caused by a breach of a Buyer’s representations, warranties or covenants contained herein or by the gross negligence, fraud or willful misconduct of a Buyer Indemnified Party.

11.2	Buyers Indemnity.
Effective as of Closing, each Buyer shall be liable to Seller for, shall pay on a current basis, and as a separate and independent covenant hereby agrees to defend, indemnify and hold harmless Seller and its Affiliates and all of its and their respective equity holders, partners, members, present and former directors, present and former officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Claims that may be brought against Seller Indemnified Parties and any Losses that Seller Indemnified Parties may suffer, sustain, pay or incur, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)	any breach by such Buyer of any of its representations or warranties contained in Article 4 (in the case of Shell) or Article 5 (in the case of CNRL);

(b)	any breach by such Buyer of any of its covenants or agreements under this Agreement, including any indemnity obligations of such Buyer set out elsewhere in this Agreement;

(c)	Company or the Assets, except to the extent that Buyers are entitled to indemnification as set forth in Section 11.1; and

(d)	in the case of CNRL:

(i)	the CNRL Disclosure Documents, any document filed or disclosed pursuant to Section 8.2(b) or Section 12.6 (or any portion thereof) or any Seller Information containing a Misrepresentation;

(ii)	the Financing; and

(iii)	any Claims made by any Financing Sources,
except any Losses insofar as they are caused by a breach of Seller’s representations, warranties or covenants contained herein or by the gross negligence, fraud or willful misconduct of a Seller Indemnified Party.

11.3	Limitation on Liability.

(a)
Subject to Sections 11.3(b) to (d), Seller shall not have any liability under Section 11.1 or in respect of any indemnity under this Agreement: (i) for any single Loss unless the amount with respect to such Loss exceeds $500,000 in the aggregate for both Buyers; and (ii) until and unless the aggregate amount of all Losses for which Claim Notices are delivered by Buyers exceeds the Indemnity Deductible, and then only to the extent such aggregate Losses exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 2.4, Section 2.6, Section 2.7 or Section 2.8 and any payments in respect thereof shall not be limited by this Section 11.3(a).

(b)	Except as set forth in Section 11.3(c), notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable to either Buyer for:

(i)
aggregate Losses arising from Disclosure Update Defects and Pre-Closing Defects (whether or not a Buyer gave Notice thereof to Seller prior to the Closing Date) in excess of an amount equal to such Buyer’s Proportionate Share of twenty-five (25)% of the unadjusted Purchase Price; nor

(ii)	aggregate Losses arising pursuant to this Agreement in excess of an amount equal to such Buyer’s Proportionate Share of the Indemnity Cap.

(c)
Sections 11.3(a) and 11.3(b) will not apply to, and will in no way limit, any liability or indemnity of Seller in respect of, arising out of, or pertaining to the Fundamental Representations, any matter referred to in Section 11.1(c) or the indemnities provided in Sections 8.6(d) and 11.11.

(d)
If this Agreement is not terminated pursuant to Section 8.5(c), then for the purpose of calculating a Loss related to a Disclosure Update Defect, including for the purposes of Section 8.5(e), the relevant representation and warranty shall be read as if the Disclosure Update Defect had not been the subject of a Notice pursuant to Section 8.5(a).

(e)
Any amount that Buyers claim that Seller is liable for pursuant to Section 11.11 and which is not contested by Seller, shall, if so required by Buyers, be credited and set-off against the Final Payment Amount payable under Section 2.2(e) provided, that for greater certainty, Seller shall remain liable to Buyers for any Losses in excess of the Final Payment Amount in accordance with this Section 11.3 or in respect of any Claims made by Buyers following the Final Payment Date but within the applicable survival period set forth in Section 11.7.

11.4	Express Negligence.
The defense, indemnification, hold harmless, release and assumed obligations provisions provided for in this Agreement shall be applicable whether or not the liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent, contributory or comparative negligence, strict liability or other fault or violation of Applicable Law of or by any Indemnified Party for which the Indemnified Party is not otherwise expressly liable pursuant to this Agreement.

11.5	Exclusive Remedy.

(a)
Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 2.7 and Article 11 contain Buyers’ sole and exclusive remedies against Seller with respect to this Agreement and the transactions contemplated under this Agreement, including in respect of the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Article 11, effective as of Closing, each Buyer, on its own behalf and on behalf of its Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Losses, interest or causes of action whatsoever, at Law or in equity, known or unknown, which such Buyer or its Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of: (i) this Agreement and the transactions contemplated by this Agreement, (ii) the ownership, use or operation of any of the Oil and Gas Assets prior to or after Closing; or (iii) the condition, quality, status or nature of any of the Oil and Gas Assets prior to or after Closing, including rights to contribution under Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

(b)
Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after payment in full of the Final Payment Amount, Sections 2.7, 8.6 and 12.6(d) and Article 11 contain Seller’s sole and exclusive remedies against Buyers with respect to this Agreement and the transactions contemplated under this Agreement, including in respect of the representations, warranties, covenants and agreements of Buyers contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.

11.6	Indemnification Procedures.

All claims for indemnification under Sections 11.1, 11.2, 11.11 and 11.16 shall be asserted and resolved as follows:

(a)
For purposes of Article 11, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Losses pursuant to this Section 11.6, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party and/or other Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Section 11.6.

(b)
To make a claim for indemnification under Sections 11.1, 11.2, 11.11 and 11.16, an Indemnified Party shall give Notice to the Indemnifying Party of its claim under this Section 11.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a Claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give Notice of a Third Party Claim as provided in this Section 11.6(b) shall not relieve the Indemnifying Party of its obligations under Sections 11.1, 11.2, 11.11 and 11.16 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)
In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to give Notice to the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)
If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. In addition, the Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying

Party pursuant to this Section 11.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party:

(i)
settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim; or

(ii)
settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)
If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to:

(i)	admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement;

(ii)	if liability is so admitted, reject, in its reasonable judgment, the proposed settlement; or

(iii)	deny liability.
Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under Section 11.6(e)(iii).

(f)	In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to:

(i)	cure the Losses complained of;

(ii)	admit its liability for such Liability; or

(iii)	dispute the claim for such Losses.
If the Indemnifying Party does not give Notice to the Indemnified Party within such thirty (30)-day period that it has cured the Losses or that it disputes the claim for such

Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

11.7	Survival.

(a)
The representations and warranties made by Seller contained in this Agreement or in any other agreement, instrument, certificate or document executed and delivered by Seller in order to carry out the transactions contemplated by this Agreement shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of Buyers for a period ending on the date that falls twelve (12) months after Closing, and Notice of any such claims shall be made by the Buyer Indemnified Parties on or before such date, except as provided in Sections 11.7(b), 11.7(c) or 11.7(d).

(b)
Any claims which are based upon or relate to the Fundamental Representations or which are based upon any intentional misrepresentation, willful misconduct, or fraud by Seller, may be made or brought by the Buyer Indemnified Parties at any time for the maximum period permitted by Applicable Law.

(c)	The representations and warranties set out in Section 6.38 shall survive for a period of five (5) years following the Closing Date.

(d)
The representations and warranties set out in Sections 6.32 and 8.6(a) and the indemnities in Section 11.11 shall survive and continue in full force and effect until sixty (60) days following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment or reassessment of any of Company or Buyers for any liability for Tax under applicable Tax legislation (and in the event of any Tax dispute in respect of an assessment or reassessment, sixty (60) days following the settlement or resolution of such dispute).

(e)
After the expiration as provided in Section 11.7(a), 11.7(b), 11.7(c) or 11.7(d), as applicable, Seller shall be released from all obligations and liabilities and Seller’s liability shall terminate in respect of such representations and warranties made by Seller contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated by this Agreement, except with respect to any Claims by the Buyer Indemnified Parties Notice of which was made in writing prior to the expiration of the applicable period provided for by Section 11.7(a), 11.7(b), 11.7(c) or 11.7(d), as applicable and no Buyer Indemnified Party may commence a Claim in respect thereof after such period.

(f)
The representations and warranties made by each Buyer contained in this Agreement or in any other agreement, instrument, certificate or document executed and delivered by Buyers in order to carry out the transactions contemplated by this Agreement shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of Seller Indemnified Parties for the maximum period permitted by Applicable Law.

(g)	After the expiration as provided in Section 11.7(f), each Buyer shall be released from all obligations and liabilities and Buyer’s liability shall terminate in respect of such representations and warranties made by it contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated by this Agreement, except with respect to any Claims by the Seller Indemnified Parties Notice of which was made in writing prior to the expiration of the period provided for by Section 11.7(f) and no Seller Indemnified Party may commence a Claim in respect thereof after such period.

(h)	Nothing in this Section 11.7 shall be construed as an agreement pursuant to section 7(1) of the Limitations Act (Alberta) for the extension of a limitation period thereunder.

11.8	Insurance.
The amount of any Losses for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (less applicable insurance premiums) from insurance policies carried by a Buyer Indemnified Party realized by such Buyer Indemnified Party if a claim were properly pursued under the relevant insurance arrangements (if any).

11.9	Non-Compensatory Damages; Specific Performance.

(a)
None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyers, as applicable, or their respective Affiliates, including Company, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each of Buyers, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

(b)
Without prejudice to the rights that any Party has hereunder or pursuant to Applicable Law, including the right to seek an injunction (including an interim or interlocutory injunction), specific performance, or any other equitable relief for any reason, the Parties agree that a failure by Seller to comply with the terms of Section 9.3 that would result in Closing not occurring will cause immediate and irreparable harm and damage to the Buyer Indemnified Parties which cannot be calculated or fully or adequately compensated by the recovery of damages alone. If Seller fails to comply with the terms of Section 9.3, the Buyer Indemnified Parties shall be entitled to seek an injunction, including an interim or interlocutory injunction, specific performance or other equitable relief and no bond or other security shall be required from the Buyer Indemnified Parties in connection therewith.

11.10	Disclaimers.

(a)
Except as and to the limited extent expressly set forth in Article 6, Article 7 and Section 8.6(a): (i) Seller makes no representations or warranties, express, statutory or implied; and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyers or any Buyer Indemnified Party (including any opinion, information, projection or advice that may have been provided to any Buyer Indemnified Party by any Seller Indemnified Party).

(b)
Except as and to the limited extent expressly represented otherwise in Section 6.38, and without limiting the generality of the foregoing, Seller expressly disclaims any representation or warranty, express, statutory or implied, as to: (i) title to any of the Assets; (ii) the contents, character or nature of any report of any engineering consultant or any engineering data or interpretation relating to the Assets; (iii) any estimates of the value of the Assets or Company or future revenues to be generated by the Assets or Company; (iv) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets; (v) the content, character or nature of any information memorandum, reports, brochures, charts or statements prepared by Seller or Third Parties with respect to the Assets or Company; (vi) any other materials or information that may have been made available to Buyers or Buyer Indemnified Parties or their respective advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto; (vii) any implied or express warranty of freedom from patent or trademark infringement; and (iv) the quantity, quality or recoverability of any Hydrocarbons. Except as and to the limited extent expressly represented otherwise in Article 6, Article 7 and Section 8.6(a), Seller further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any of the assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the purchase price.

(c)
Except as and to the limited extent expressly represented otherwise in Section 6.38, Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, the Release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty.

(d)	Except as and to the extent set out in Sections 8.6(c) and 11.11, Seller shall have no liability or obligation under this Agreement for any matter, event or circumstance:

(i)	to the extent disclosed in the Disclosure Materials (other than through a Disclosure Update) or otherwise in this Agreement;

(ii)	in respect of a Buyer, of which that Buyer was aware prior to the Execution Date; or

(iii)	in the case of Shell, of which:

(A)	Shell Canada Limited; or

(B)	any other Affiliate of Shell that (1) conducts business in Canada, or (2) has otherwise provided support in respect of the Shell Operated Assets or the transaction contemplated herein, was aware prior to the Execution Date.

(e)	For purposes of Section 6.6(a), Section 6.20(b), and Article 7, a Buyer’s awareness shall include any matter, circumstance or event:

(i)	that is contained or otherwise identified in the data room or disclosure materials relating to the Ancillary Transaction;

(ii)	that is contained in any of the JV Assets Agreements; or

(iii)	of which any Buyer Indemnified Party of either Buyer is aware.

(f)
Each Buyer acknowledges that it is purchasing the Company Shares on an ‘as is, where is’ basis, without representation and warranty and without reliance on any information provided to or on behalf of such Buyer by Seller or its representatives, whether oral, visually or in writing, except as expressly set forth in Article 6, Article 7 and Section 8.6(a).

(g)
Each Buyer acknowledges and confirms that it has performed and will continue to perform its own due diligence and it has not relied on any data, information or advice from any Seller Indemnified Party or their advisors with respect to any or all of the matters specifically enumerated in this Section 11.10 in connection with the purchase of the Company Shares pursuant to this Agreement. In addition, each Buyer specifically acknowledges and confirms that, with the exception of the representations and warranties expressly set forth in Article 6, Article 7 and Section 8.6(a), in agreeing to enter into and to consummate the transactions contemplated herein, it has relied, and will continue to rely, solely upon its own engineering and other evaluations and projections as the same relate to Company and the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

11.11	Tax Matters.

(a)	Liability for Taxes.

(i)
From and after Closing, Seller shall be liable for and, as a separate and independent covenant, agrees to defend, indemnify and hold harmless and release Buyer Indemnified Parties from and against, any Taxes due and owing by, and all Taxes imposed on or incurred by, Company for all Pre-Effective Date Tax Periods (including in respect of any time or event that takes place before the Effective Date where the time or event occurs in a period that straddles a Pre-Effective Date Tax Period) including any Taxes that result from a breach of a representation or warranty in Section 6.32 or Section 8.6(a) (“Seller Taxes”). Notwithstanding the foregoing, Seller Taxes will not include any Taxes to the extent such Taxes are taken into account in the calculation of Effective Date Working Capital.

(ii)
From and after Closing, Buyers shall be liable for and, as a separate and independent covenant, agrees to defend, indemnify and hold harmless and release Seller Indemnified Parties from and against, any Taxes due and owing by, and all Taxes imposed on or incurred by, Company other than Seller Taxes (“Buyer Taxes”). Notwithstanding the foregoing, Buyer Taxes will include any Taxes to the extent such Taxes are taken into account in the calculation of Effective Date Working Capital.

(iii)
If it is known at such time, any amount that Buyers claim that Seller is liable for pursuant to this Section 11.11(a) or Section 11.11(e) shall, if so required by Buyers, be credited and set-off against the Final Payment Amount payable under Section 2.2(e) until final determination or settlement of such matter, provided, that for greater certainty, Seller shall remain liable to Buyers for any Losses in excess of the Final Payment Amount or in respect of any Claims made by Buyers following the Final Payment Date pursuant to this Section 11.11(a). If the amount of any claim or liability determined on the final determination or settlement is:

(A)
less than the Final Payment Amount and determined prior to Final Payment Date then Buyers shall pay Seller the amount by which the Final Payment Amount exceeds such claim or liability on Final Payment Date; or

(B)
greater than Final Payment Amount and determined prior to the Final Payment Date, then Seller will pay Buyers the amount by which such claim or liability exceeds the Final Payment Amount in proportion to each Buyers Proportionate Share within thirty (30) days after the final determination or settlement and the obligation to pay the Final Payment Amount will be extinguished.

(b)	Responsibility for Filing Tax Returns and Covenants.

(i)
The Tax Returns to be filed for Company for all Taxation years or periods ending on or prior to the Closing Date will be prepared and filed on a timely basis by Company subject to prior review and approval by Seller, which approval must not be unreasonably withheld. Such returns will be prepared consistent with prior practice, except where otherwise required under Applicable Law or where Buyers acting reasonably and in good faith have a belief that such prior practice is contrary to Applicable Law. Buyers will cooperate with Seller to effect such filings on a timely basis. Buyers will cause Company to timely remit any Taxes shown as owing on such Tax Returns.

(ii)
Buyers will provide notice to Seller of any inquiries made by, discussions with or representations or submissions proposed to be made to any Governmental Authority to the extent that the subject matter thereof relates to representations, covenants or obligations of Seller hereunder or could reasonably give rise to a right of indemnity hereunder. Buyers will forthwith advise Seller of the substance of any such inquiries or discussions and provide Seller with copies of any written communications from any Governmental Authority relating to such inquiries or discussions. To the extent that such matters pertain to Seller Taxes, Seller will be entitled to participate in discussions, representations or submissions that are made to any Governmental Authority.

(iii)
Seller will, for a period of six (6) years after the Closing Date, or any longer period as may be required by any Applicable Law or Governmental Authority, have access to, and the right to copy, at its expense, for bona fide business purposes relating to Taxes for which Seller has an indemnity obligation hereunder and during reasonable business hours, upon reasonable prior notice, all relevant books and records of Company. Buyers will and will cause Company to use reasonable commercial efforts to retain and preserve all such books and records for such period and will not cause or acquiesce in the destruction or disposal of such books and records without first offering them to Seller.

(iv)
Buyers will and will cause Company to provide the reasonable assistance of the employees or personnel of Buyers and Company and the accounting and legal and other representatives and advisors of Buyers and Company and otherwise take such reasonable steps to cooperate with Seller and render all reasonable assistance, as Seller may reasonably request (including, to the extent requested by Seller, dealing directly with any Governmental Authority in relation to audits, inquiries, discussions or disputes), with respect to all matters relating to any inquires, discussions or disputes where the subject matter thereof relates to representations, covenants or obligations of Seller hereunder or could reasonably be expected to give rise to a right of indemnity by Seller hereunder.

(v)
Buyers will and will cause Company to, upon reasonable request of Seller, use all reasonable commercial efforts to take reasonable steps, including obtaining any certificate or other document from, or effect any filing with, any Governmental Authority as may be considered desirable to mitigate, reduce or eliminate any Taxes that could be imposed on Company and that could reasonably give rise to a right of indemnity hereunder, provided that Buyers and Company will not be required to expend more than nominal amounts of money to effect same, unless their reasonable costs of doing so are reimbursed by Seller.

(vi)
Buyers covenant that they will not, or cause or permit Company to, take any action on or after the Closing, make any election or deemed election or make or change any Tax election, amend any Tax Return or take any position on any

Tax Return that results in any increased Tax liability or reduction of any tax attribute, deduction, credit or loss carry-over of Company for which Seller may otherwise be liable under this Agreement, unless Buyers acting reasonably and in good faith have a belief that such past Tax filings are contrary to Applicable Law. Buyers agree that Seller is to have no liability for any amount resulting from any action referred to in the preceding sentence (except where Buyer acting reasonably and in good faith has a belief that such past Tax filing is contrary to Applicable Law), and agrees to indemnify and hold harmless Seller against any such amount.

(vii)
Buyers will not agree to, and will not cause Company to agree to any compromise or settlement of a matter that could give rise to a right of indemnity hereunder against Seller without the written consent of Seller (such consent not to be withheld unreasonably, except when Buyers otherwise agree to release Seller from the applicable indemnity).

(c)
Seller and Buyers shall be entitled to any refund with respect to Taxes for which such Party is responsible pursuant to Section 11.11(a). If Seller or Buyers receive a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within thirty (30) Business Days after receipt of such refund, net of any Taxes payable in respect of such refund. Any payment of a refund hereunder shall be deemed to be an adjustment to the Purchase Price. Notwithstanding the foregoing, any amount payable or refundable hereunder will not include any Taxes to the extent such Taxes are taken into account in the calculation of Effective Date Working Capital.

(d)
The obligations set forth in this Section 11.11 (other than the indemnities set forth in this Section 11.11, the survival of which are subject to Section 11.7(d)) shall survive Closing until the expiration of the applicable statute of limitations.

(e)	If at any time and from time to time after Closing:

(i)
the amount, as of December 31, 2015, of any of Company’s tax pools set forth in the table below is finally determined to be less than the applicable amount set forth in the table below, Seller shall, subject to Section 11.11(f), within thirty (30) days of Buyers’ demand, pay to Buyers an amount equal to (A) the corresponding percentage set forth below, multiplied by (B) the amount by which the particular tax pool balance so determined is less than the applicable amount indicated; and

(ii)
the additions made to Company’s tax pools during calendar year 2016 are reduced as a result of any transactions undertaken by Company during calendar year 2016 which are outside Company’s ordinary course of business, Seller shall, subject to Section 11.11(f), within thirty (30) days of Buyers’ demand, pay to Buyers an amount equal to (A) the corresponding percentage set forth below, multiplied by (B) the amount of such reduction, provided that Buyers shall not become entitled to payment under Section 11.11(e)(i) or Section 11.11(e)(ii) unless and until the aggregate of the amounts due to Buyers is equal to or greater than the Tax Pool Threshold. Any such payment shall be deemed to be an adjustment to the Purchase Price. Notwithstanding anything else contained in this Agreement, Buyers’ rights pursuant to this Section 11.11(e) shall be Buyers’ sole and exclusive remedy in respect of any breach by Seller of any of its representations and warranties in Section 6.32(p) and Buyers shall not be entitled to any double recovery in respect thereof.

Tax pool	Balance (applicable amount)	Corresponding percentage
Non-capital losses	$809,995,100	27%
Canadian exploration expenditures	$146,833,949	15%
Canadian development expenditures	$8,467,206	10%
Class 41 undepreciated capital cost	$1,395,701,545	10%
Undepreciated capital cost of classes other than Class 41	$469,357,651	10%
Tax pools other than those described above	$9,958,379	5%
Capital Losses	$817,004	0%
Total tax pools	$2,841,130,834

(f)	Upon the resolution of a matter with a Governmental Authority under which an indemnity would otherwise be claimed pursuant to Section 11.11(e)(i) or Section 11.11(e)(ii):

(i)
where there is a reduction in a tax pool under Section 11.11(e)(i) or Section 11.11(e)(ii) and no concurrent increase in another tax pool, the Loss thereunder shall be as determined under Section 11.11(e)(i) or Section 11.11(e)(ii), as applicable; and

(ii)	where there is a reduction in a tax pool under Section 11.11(e)(i) or Section 11.11(e)(ii) and there is a concurrent increase in one or more other tax pools, the Loss thereunder in respect of:

(A)	that part of the reduction that is equal to the concurrent increase shall be deemed to be equal to one half of the following difference:

(I)	the said part of such reduction, multiplied by the applicable percentage in the table in Section 11.11(e); less

(II)	the amount of the concurrent increase in each other tax pool, multiplied by the applicable percentage in the table in Section 11.11(e); and

(B)	the balance of the reduction, if any, shall be calculated in accordance with 11.11(f)(i) as if there was no concurrent increase.

(g)
If a Buyer is notified by a Governmental Authority that the Governmental Authority has determined that one or more of the above tax pools has decreased, that Buyer shall forthwith so notify Seller and the other Buyer and provide any information received from the Governmental Authority as to the reason for that determination.

(h)	Without prejudice to Section 11.11(b)(iii), in the event of a claim under this Section 11.11 in respect of the tax pools:

(i)	Seller shall have the right to audit:

(A)	the records of each Buyer, Company and their respective Affiliates that are relevant to such claim; and

(B)
any other records to which any such Person has access and which are relevant to such claim (in which case Buyers shall or shall cause such Person to exercise their contractual and legal rights to permit Seller (or an independent auditor selected by Seller) to audit such records); and

(ii)
in the event that such claim relates to or such audit discloses a refund or credit in favor of Company in respect of any matter relating to the period prior to the Effective Date, Buyers shall promptly pay the amount of such refund or credit to Seller.

11.12	Buyer’s Insurance.
From and after Closing, all Insurance Policies will terminate. Buyers and Company shall have no rights to nor obtain any benefit from any of the Insurance Policies or any other insurance policies of any member of Seller Group, except as provided in Section 8.9. From and after Closing, Buyers shall procure or cause to be procured all insurance required by Applicable Law, this Agreement and any other insurance required to support the operation of Company and the Oil and Gas Assets, as determined by Buyers.

11.13	Company Records.

(a)
Buyers shall for a period of six (6) years after the Closing Date, or any longer period as may be required by any law or Governmental Authority or any longer period during which Seller is defending a Third Party Claim (provided Seller notifies Buyers of the relevant company records and extended retention period), retain possession and control, or cause Company to retain possession and control, of all books, records, accounts and documents (including computer programs and information stored in them) relating to Company’s business in the possession of Company on the Closing Date and will not cause or acquiesce in the destruction or disposal of such materials without first offering them to Seller. Buyers shall, during such period (and thereafter to the extent such materials are retained), provide Seller Group with access to, and the right to copy, at its expense, during reasonable business hours and upon reasonable prior notice, all such materials, for the purpose of permitting that member of Seller Group to:

(i)	complete any Tax Returns, Tax submissions or Tax filings or any other returns, submissions or filings relating to Taxes required by Applicable Law;

(ii)	carry out or procure any audit (including any tax audit) of the affairs of any member of Seller Group;

(iii)	respond to former Employee inquiries relating to employment and benefits;

(iv)	comply with any Applicable Law;

(v)	handle, conduct or manage any Claim or other legal proceedings or dispute in relation to any Third Party Claim or Tax Audit for which Seller is responsible hereunder; or

(vi)	complete accounting activities relating to time periods prior to Closing.

(b)	For a period of six (6) years from Closing Date Seller shall:

(i)	provide to Company any original Records that Seller Group becomes aware of that are in the possession of Seller Group; and

(ii)
maintain its records relating to the Company’s business in the possession of Seller on Closing Date in accordance with Seller’s records retention policy, and provide Buyers with access to, and the right to copy, at its expense, during reasonable business hours and upon reasonable prior notice, such records to the extent they relate to Company’s business and are not otherwise excluded from the definition of Records, for purposes of permitting Buyers to:

(A)	complete any Tax Returns, Tax submissions or Tax filings or any other returns, submissions or filings relating to Taxes required by Applicable Law;

(B)	carry out or procure any audit (including any tax audit) of the affairs of Company;

(C)	respond to former Employee inquiries relating to employment and benefits;

(D)	comply with any Applicable Law;

(E)	handle, conduct or manage any Claim or other legal proceedings or dispute in relation to any Third Party Claim or Tax Audit for which Buyers are responsible hereunder; or

(F)	complete accounting activities relating to time periods prior to Closing.

11.14	Confidentiality for Information Provided and Clawback.
If a Party or any of its Affiliates becomes aware that a Buyer or Company is in possession of any proprietary information of Seller Group that is competitively sensitive material, not generally known to the public and unrelated to this Agreement or any agreement contemplated hereby (“Inadvertently Disclosed Material”), such Party shall give Notice to the other Parties with particulars of such disclosure, following which notification Buyers shall return or destroy such information at the request of Seller and Buyers shall not, and shall procure that Company shall not otherwise use such information or release or disclose such information.

11.15	Payments of Refunds Relating to AOSP Project.
In the event that any amounts are refunded or otherwise credited to Company for payments made prior to the Effective Date due to the results of an audit or otherwise and such amounts are not included in the Adjusted Initial Payment Amount, Buyers shall promptly pay such amounts to Seller.

11.16	Release of Seller Group Guaranties and Letters of Credit.
Following Closing, Buyers shall diligently pursue release of any Seller Group Guaranties and Letters of Credit that have not been formally released and/or terminated at or prior to Closing and Buyers shall provide any replacement security required to obtain the release or termination of the Seller Group Guaranties and Letters of Credit. Except to the extent Seller is required to indemnify Buyers pursuant to Section 11.1, Buyers shall be liable to Seller for, shall pay on a current basis, and as a separate and independent covenant hereby agrees to defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Claims that may be brought against Seller Indemnified Parties and any Losses that Seller Indemnified Parties may suffer, sustain, pay or incur, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with any such Seller Group Guaranties and Letters of Credit. In addition, Shell shall pay Seller Group the Shell Proportionate Share of any Seller Group Letter of Credit Costs within thirty (30) days of receipt of any invoices therefor, and CNRL shall pay Seller Group the CNRL Proportionate Share of any Seller Group Letter of Credit Costs within thirty (30) days of receipt of any invoices therefor.

11.17	Breach of Representations and Warranties.

If any of the representations and warranties of a Buyer (the “Particular Buyer”) contained in Sections 4.1, 4.2, 4.5, 4.8, 4.12, 5.1, 5.2, 5.5, 5.8, or 5.12 are not true and correct or become not true and correct between the Closing Date and the Final Payment Date, the Party making such determination shall immediately give Notice to the other Parties, and that Particular Buyer’s Proportionate Share of the Final Payment Amount will, upon delivery by Seller to the Particular Buyer of a Notice of acceleration of such Particular Buyer’s Proportionate Share of the Final Payment Amount, become immediately due and payable by such Particular Buyer to Seller and the Final Payment Date shall be the date of delivery of such Notice.

11.18	Bankruptcy or Insolvency.
If either Buyer becomes bankrupt or insolvent, commits or suffers any act of bankruptcy or insolvency, is placed in receivership or seeks debtor relief protection under Applicable Law (including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)), or is unable to pay its debts as they fall due in the usual course of business or it does not have sufficient assets to satisfy its cumulative liabilities in full, the Final Payment Amount will immediately become due and payable by Buyers to Seller and the Final Payment Date shall be the date of such event.

11.19	Removal of Name.

(a)
Immediately following Closing, Buyers shall cause Company to: (i) appoint Buyers nominees as directors of Company and signing authorities in respect of bank accounts and file all notices required under Applicable Law in respect of such change in directors; and (ii) file articles of amendment in order to effect the change of Company’s name, which name shall not include any reference to “Marathon Oil Canada Corporation”, “Marathon”, “Marathon Oil”, “MOC”, or “MOCC” or any variants thereof.

(b)
As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyers and Company shall eliminate the names “Marathon Oil Canada Corporation”, “Marathon”, “Marathon Oil”, “MOC”, “MOCC” and any variants thereof, if any, from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

11.20	Further Cooperation.
After Closing, the Parties shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and other documents, including any instrument or document that was to be provided at Closing and but was not, and shall take such other actions as any Party may reasonably request, to give effect to the transactions contemplated by this Agreement.

11.21	Company Subsidiaries.

In the event that the dissolution of the Company Subsidiaries is not finalized before Closing, Buyers shall cause Company to finalize the dissolution of the Company Subsidiaries after Closing.

11.22	Disclosed Personal Information.
Buyers undertake, after Closing, to utilize the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected and in accordance with applicable Privacy Laws.

11.23	Albian Plan.
After Closing Buyers shall: (a) ensure that the sponsor of the Albian Plan contributes the amount referred to in Section 2.4(b)(vii) to the Albian Plan; and (b) reimburse the sponsor on behalf of Company for the same.

11.24	Release of Financing Sources.
Seller agrees, on behalf of itself and all of its Affiliates and their respective directors, officers, servants, agents, employees and consultants (collectively, the “Seller Related Parties”), that:

(a)
none of the Seller Related Parties shall have any rights or claims against any of the Financing Providers and their respective Affiliates and their respective officers, directors, employees, agents and advisors (collectively, the “Financing Sources”), and none of the Financing Sources shall be subject to any liability (whether in contract, in tort or otherwise) to any of the Seller Related Parties, in each case arising out of or relating to (i) CNRL’s performance of, or failure to perform, its obligations under this Agreement, (ii) the Financing or the transactions contemplated thereby, or (iii) the performance of any services by such Financing Sources with respect to any of the foregoing or any dispute relating thereto; and

(b)
the Financing Sources are express third party beneficiaries of this Section 11.24 and the governing law provisions in Section 12.12(a) (which provisions may not be changed so as to affect any Financing Source without its prior written consent which consent is not to be unreasonably withheld or delayed).

11.25	Collection Covenant.
After the Closing Date, Buyers shall and shall cause Company to, in good faith, use reasonable and customary efforts to collect any outstanding receivables of Company as soon as is practicable.
ARTICLE 12
MISCELLANEOUS

12.1	Exhibits and Schedules.

All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

12.2	Expenses.
Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyers or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

12.3	Assignment.
Without prejudice to Section 2.9, and except as set forth in this Section 12.3, no Party may assign its interests, obligations and rights in or under this Agreement. Each Buyer shall have the right, by notice to Seller, to assign, transfer or novate its rights and obligations under this Agreement, without the consent of Seller, to any Affiliate of such Buyer, provided that such assignment, transfer or novation shall not relieve such Buyer of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

12.4	Preparation of Agreement.
Seller and Buyers and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

12.5	Publicity.

(a)
The Parties shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at, prior to or after Closing concerning this Agreement or the transactions contemplated herein, provided that the foregoing shall not prevent any Party or its Affiliate from making any public or other disclosure of the Agreement or information relating to this Agreement (i) as required by Applicable Securities Laws, (ii) in any regulatory filing with a Governmental Authority in Canada or the United States, or (iii) to any stock exchange in Canada or the United States.

(b)
Notwithstanding any provision to the contrary herein or in the Confidentiality Agreement, any Party or its Affiliates may file a full and unredacted copy of this Agreement (including, to the extent required by Applicable Law, the exhibits or schedules hereto) on SEDAR, EDGAR and/or with the US Securities and Exchange Commission without Notice to or the approval of any other Party.

(c)	Except as set out in Section 12.5(a) or 12.5(b):

(i)
any Party which proposes, or whose Affiliate proposes, to make a public disclosure in accordance with this Section 12.5 shall provide the other applicable Parties with a draft of such document (including in the case of CNRL, any CNRL Disclosure Document), or proposed version of all or any part of this Agreement (including all proposed redactions thereto) at least two (2) Business Days prior to its release, so as to enable the other Parties to review such draft and advise that Party of any comments it may have with respect thereto;

(ii)
to the extent permitted under Applicable Securities Law, the Party required, or whose Affiliate is required, to make such public disclosure shall use commercially reasonable efforts to accommodate the requested comments of any other Party and will not unreasonably refuse to incorporate the requested changes, except to the extent its counsel advises that doing so will result in non-compliance with Applicable Securities Laws; and

(iii)
for greater certainty, a Party’s obligations or permitted disclosure pursuant to this Section 12.5(c) is limited only to the extent such is mandated or required by, and is not in contravention of, Applicable Securities Laws applying to any Party or its Affiliate.

(d)
Without prejudice to Section 12.5(c), the Parties hereby consent to the disclosure by CNRL in any prospectus, offering memorandum, business acquisition report, material change report or other timely disclosure document (other than a press release) of which, other than with respect to a prospectus or offering memorandum, the issuance and form is subject to or prescribed under and the requirement to file is triggered by this Agreement or the transactions contemplated herein pursuant to Applicable Securities Laws (collectively, the “CNRL Disclosure Documents”) of a description of Company, the Assets, this Agreement and the transaction contemplated herein, including such financial, operational and reserves information relating to the Company or the Assets as may be required by Applicable Securities Laws to be included in any CNRL Disclosure Document.

(e)
On or prior to the date at which each of the Parties has filed its financial statements and management’s discussion and analysis in respect of its respective interim period ended June 30, 2017, each of the Parties agrees to reasonably consult with the other Party in respect of the anticipated filing of such financial statements and management’s discussion and analysis with a view to reasonably coordinating the timing of such filings, having regard to each Party’s respective prior practice for filing such information.

12.6	Significant Acquisition.

(a)
Until one (1) year after the Closing Date: (x) to the extent that CNRL determines that the transactions contemplated herein as they relate to CNRL, alone or together with the Ancillary Transaction, are (or would be if completed) a “significant acquisition” for the purposes of National Instrument 51-102 and requires the information set out in this Section 12.6(a) in order to comply with the requirements of Applicable Securities Laws; or (y) CNRL otherwise requires the information set out in this Section 12.6(a) in order for CNRL to complete a bona fide financing by way of prospectus or such other prospectus exempt offering in respect of which the said information is reasonably required or necessary:

(i)
Seller shall provide and shall use commercially reasonable efforts to cause its designated auditors to provide such cooperation, assistance and information as CNRL may reasonably request in connection with the preparation and filing of a business acquisition report or a prospectus prior to the Closing Date or otherwise in advance of filing a business acquisition report, or in connection with a bona fide financing of CNRL by way of prospectus or such other prospectus exempt offering in respect of which the said information is reasonably required or necessary, and without limiting the generality of the foregoing, Seller shall within a reasonable timeframe furnish to CNRL all requested information (including financial statements, reserves information or other information) concerning the Company (or the Assets) as required pursuant to Applicable Securities Laws for inclusion in a business acquisition report to be prepared in connection with the transactions contemplated herein, or a prospectus prior to the Closing Date or otherwise in advance of the filing thereof, under Applicable Securities Laws or as otherwise reasonably requested for CNRL to complete a bona fide financing by way of prospectus or such other prospectus exempt offering in respect of which the said information is reasonably required or necessary (collectively, the “Seller Information”);

(ii)
Seller shall use commercially reasonable efforts to cause its auditors to deliver consent and, if applicable, comfort letters in respect of Seller Information as required by Applicable Securities Laws or otherwise reasonably required in connection with a bona fide financing of CNRL by way of prospectus or such other prospectus exempt offering in respect of which the said information is reasonably required or necessary; and

(iii)
CNRL acknowledges that it shall not be permitted to disclose the Company Financial Statements without the express written consent of auditors thereof, and Seller and CNRL shall use commercially reasonable efforts to obtain such consent.

(b)
Notwithstanding the requirements set forth in Section 12.6(a), nothing herein shall require or obligate Seller to prepare or provide any information, including financial or reserve information, in a manner of preparation and reporting that is different from that of Seller Group, in accordance with Applicable Securities Laws applicable to Seller Group.

(c)
The provision by Seller to any other party of Seller Information pursuant to this Section 12.6 is made for the sole purpose of allowing CNRL to prepare and file CNRL Disclosure Documents, and the provision of Seller Information shall not be deemed to result in any representation or warranty, or form the basis for any other Claim, Loss, liability or any right to indemnification as contemplated by this Agreement, against Seller to CNRL.

(d)
All costs incurred or associated with CNRL Disclosure Documents by Seller and CNRL, including with respect to the preparation and delivery, after the Execution Date, of Seller Information or as otherwise incurred by Seller, its Affiliates or any of their respective representatives pursuant to the operation of this Section 12.6 shall be borne by CNRL, and CNRL shall reimburse Seller (or if applicable, Seller on behalf of its Affiliates or any of their respective representatives) within thirty (30) days of invoice for any costs Seller, its Affiliates or any of their respective representatives incur in connection with same, including the full costs of Seller’s (or its Affiliates) auditors, engineers or other professional advisors for any efforts, consents, comforts or other services provided pursuant to this Section 12.6.

12.7	Notices.
All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or sent by certified or registered mail with all postage fully prepaid, or, if an email address is designated by a Party for the purposes of this Section 12.7, sent by electronic mail (“Email”) transmission (provided that a receipt of such Email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

(a)	If to Seller:

Marathon Oil Dutch Holdings B.V.
c/o Marathon Oil Company
Vice President – Corporate Development and Strategy
5555 San Felipe Street
Houston, TX 77056
USA

With a cc to:

Marathon Oil Dutch Holdings B.V.
c/o Marathon Oil Company
Executive Vice President, General Counsel and Secretary
5555 San Felipe Street
Houston, TX 77056
USA

(b)	If to Shell:

10084751 Canada Limited
Attention: Secretary
400 – 4th Avenue S.W.
Calgary, AB T2P 2H5
Canada

With a cc to:

Shell Canada Limited
Attention: Secretary
400 – 4th Avenue S.W.
Calgary, AB T2P 2H5
Canada

(c)	If to CNRL:

Canadian Natural Resources Limited
Attention: President
2100, 855-2nd Street S.W.
Calgary, AB T2P 4J8
Canada

With a cc to:

Canadian Natural Resources Limited
Attention: General Counsel
2100, 855-2nd Street S.W.
Calgary, AB T2P 4J8
Canada

Any notice given in accordance herewith shall be deemed to have been given only: (i) when delivered to the addressee in person, or by courier; or (ii) transmitted by Email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day); or (iii) when delivered by United States Mail or Canada Post upon actual receipt by the addressee during normal business hours on a Business Day (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the Email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 12.7. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.8	Entire Agreement; Conflicts.
This Agreement, the Exhibits hereto, and the Confidentiality Agreement collectively constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion in any of the Exhibits hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 12.8.

12.9	Parties in Interest.
The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Losses under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

12.10	Amendment.
Subject to Section 8.5, this Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all Parties and expressly identified as an amendment, restatement, supplement or modification.

12.11	Waiver; Rights Cumulative.
Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of a Party or its respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any

Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

12.12	Governing Law; Dispute Resolution.

(a)	This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta without giving effect to its conflict of laws principles.

(b)
Any dispute arising out of or relating to this Agreement, including its validity, interpretation, formation, construction, breach, performance, termination and enforcement (“Dispute”) shall be resolved in accordance with this Section 12.12, which provides the sole and exclusive procedures for resolution, except if one or more Parties are sued by a Third Party (not bound by this Agreement) in a court proceeding in Alberta, then each Party can assert in such court proceeding any Claim against the other arising out of or relating to this Agreement that arises in such court proceeding. For greater certainty, matters expressly provided for in Sections 2.7 and 8.9(b) are not Disputes.

(c)	For the purposes of Sections 12.12(d) and 12.12(e), Buyers shall be considered one Party and Seller shall be the other Party.

(d)
Either Party may initiate dispute resolution procedures by sending written notice (the “Initial Notice”) to the other Party specifically stating the complaining Party’s claim and requesting Dispute resolution in accordance with this Section 12.12. The Parties shall attempt in good faith to resolve any Dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement. Within twenty-five (25) Business Days after delivery of the Initial Notice, the receiving Party shall each submit to the other Party a written response. The Initial Notice and response shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and any other Person who will accompany the executive. Within forty (40) Business Days after delivery of the Initial Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this Section 12.12(d) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If, within ten (10) Business Days of their initial meeting the Parties are unable to resolve the Dispute, then any Party may, by written notice to the other Parties, submit the Dispute to arbitration as provided in Section 12.12(e).

(e)	If the Parties are unable to resolve any Dispute pursuant to Section 12.12(d), the Dispute shall be finally resolved by arbitration under the International Chamber of Commerce

Arbitration Rules (2012) (“Rules”), which are incorporated herein by reference except as modified herein.

(i)
Arbitration shall be commenced within two (2) years of the date of the Initial Notice in respect of the Dispute. The Parties hereby waive their right to arbitrate or contest in any forum Disputes arising outside this two (2) year period, notwithstanding any longer periods generally available under any otherwise applicable statute, common law or other authority.

(ii)	Unless amended in writing by mutual agreement of the Parties, arbitrators shall be appointed as follows:

(A)	if no Party has demanded damages greater than $5,000,000, and no Party has demanded nonmonetary relief, the Parties shall agree on one arbitrator;

(B)
if a Party has demanded damages equal to or greater than $5,000,000 or a Party has demanded nonmonetary relief, there shall be three arbitrators, of whom each Party shall select one arbitrator and thereafter those two arbitrators shall together select the third arbitrator; and

(C)
If the proper number of arbitrators as required pursuant to this Section 12.12(e) are not appointed within the timeline set forth in the Rules, such arbitrator(s) shall be appointed in accordance with the Rules (hereinafter, “arbitrator(s)” will be referred to as “Tribunal”).

(iii)
The place of arbitration shall be Calgary, Alberta. The Tribunal shall be bound by this Section 12.12(e). The Tribunal shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability or formation of this Section 12.12(e), including any claim that all or any part of this Section 12.12(e) is void or voidable. Hearings shall be held on consecutive days without interruption, absent unusual circumstances. The Tribunal shall endeavor to issue an award within eight (8) months of the appointment of the last arbitrator, but failure to meet that timetable shall not affect the validity of the award. Judgment upon the award rendered by the Tribunal may be entered by any court having jurisdiction.

(iv)	The conduct of the arbitration and information arising therein is to be kept confidential except as otherwise required by Applicable Law.

12.13	Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.14	Conspicuous.
The Parties agree that, to the extent required by Applicable Law to be effective or enforceable, the provisions of this Agreement in bold-type font are “conspicuous” for the purpose of any Applicable Law.

12.15	Time of Essence.
This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16	Payments.
Unless otherwise agreed in writing by the Parties, all payments to be made under this Agreement must be made by the paying Party or Parties to the receiving Party or Parties by wire transfer in immediately available funds. The receiving Party or Parties will, not less than three (3) Business Days before any such payment, give Notice to the paying Party or Parties in writing of the payment details of the receiving Party’s or Parties’ bank account for such payment.

12.17	Late Payments.
Any late payments under this Agreement shall be subject to the Agreed Interest Rate per annum calculated and compounded on a daily basis.

12.18	Several Liability.
The obligations and liabilities of Shell and CNRL under this Agreement shall be several and in the case of Shell shall be proportionate to Shell’s Proportionate Share and in the case of CNRL shall be proportionate to CNRL’s Proportionate Share.

12.19	Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

BUYER 10084751 Canada Limited
By:	/s/ Barry Tyndall
Name: Barry Tyndall Title: Vice President

BUYER Canadian Natural Resources Limited
By:	/s/ Steve Laut
Name: Steve Laut Title: President

By:	/s/ Tim McKay
Name: Tim S. McKay Title: Chief Operating Officer

SELLER Marathon Oil Dutch Holdings B.V.
By:	/s/ Catherine Krajicek
Name: Catherine Krajicek Title: Attorney-in-Fact